As filed with the Securities and Exchange Commission on July 7, 2009
Registration No. ____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

  PROTECH GLOBAL HOLDINGS CORP.
(Name of small business issuer in its charter)

Delaware	2834	20-5941535
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3363 NE 163rd Street, Suite 706
North Miami Beach, FL 33160
(786) 923-0512
(Address and telephone number of principal executive offices and principal place of business)

Alan Jay Weisberg, Secretary
Protech Global Holdings Corp.
3363 NE 163rd Street, Suite 706
North Miami Beach, FL 33160
(786) 923-0512
(Name, address and telephone number of agent for service)

Copies to:
Andrea Cataneo, Esq.
Sean F. Reid, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share(1)(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	6,672,050	$0.50	$3,336,025	$186.15
Total Registration Fee	6,672,050	$0.50	$3,336,025	$186.15

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.
(2)
The selling shareholders will offer their shares at $0.50 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED
JULY 7, 2009

PROTECH GLOBAL HOLDINGS CORP. 6,672,050 Shares of
Common Stock

This prospectus relates to the sale of 6,672,050 shares of our common stock. This is the initial registration of shares of our common stock. The selling stockholders may sell common stock from time to time in negotiated transactions. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from the sale of the common stock. We have paid the expenses of preparing this prospectus and the related registration expenses.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 7.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July __, 2009.

The information in this Prospectus is not complete and may be changed.  This Prospectus is included in the Registration Statement that was filed by Protech Global Holdings Corp. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective.  This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

TABLE OF CONTENTS

Prospectus Summary	5
Risk Factors	7
Forward-Looking Statements	16
Use Of Proceeds	16
Determination of Offering Price	17
Selling Stockholders	17
Plan of Distribution	18
Description of Securities	19
Interests of Named Experts and Counsel	20
Description of Business	20
Description of Property	22
Legal Proceedings	26
Management’s Discussion and Analysis of Financial Condition and Plan of Operation	26

Management	28
Executive Compensation	30
Certain Relationships and Related Transactions	31
Security Ownership of Certain Beneficial Owners and Management	31
Market for Common Equity and Related Stockholder Matters	32
Indemnification for Securities Act Liabilities	33
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	33
Legal Matters	34
Experts	34
Financial Statements	35
Other Expenses of Issuance and Distribution	37
Indemnification of Directors and Officers	37
Recent Sale of Unregistered Securities	37
Exhibits & Financial Statements	39
Undertakings	39
Signatures	41

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Protech Global Holdings,” the “Company,” “we,” “us,” and “our” refer to Protech Global Holdings Corp.

Organizational History

Protech Global Holdings Corp. (the “Company”) was incorporated pursuant to the laws of the State of Delaware under the name SFH I Acquisition Corp. on November 20, 2006.  We were formed as a vehicle to investigate and, if such investigation warranted, acquire a target company or business seeking perceived advantages of being a public reporting company.

On June 17, 2008, we entered into a Share Exchange Agreement with Protech Biosystems Pvt. Ltd., an entity organized under the Companies Act of 1956 of India (“Protech”) and Sanjiw Kumar Singh, Raju Kumar Singh, Raja Rajesh Kumar (collectively the “Protech Shareholders”).  Pursuant to the Share Exchange Agreement, we acquired 100% of the issued and outstanding stock of Protech and Protech became a wholly-owned subsidiary of the Company (the “Merger”).  The closing of the Merger was subject to certain conditions, including but not limited to, the delivery of the audited financial statements of Protech prepared in accordance with United Stated Generally Accepted Accounting Principles and obtaining approval of the transaction from the Foreign Investment Promotion Board (“FIBP”) of the Indian Ministry of Finance.  Upon the satisfaction of all conditions to closing, the Merger closed on October 23, 2008 .  In connection with this reverse merger, we discontinued our former business and succeeded to the business of Protech as our sole line of business.  As a result, we are now engaged in the manufacture and sale of generic pharmaceutical formulations.  On November 18, 2008, the Company’s name was changed to Protech Global Holdings Corp.

Overview

Our wholly-owned subsidiary, Protech, began its commercial operations in 1998 in New Dehli, India and acquired its own manufacturing plant in 2004.   Protech specializes in the manufacture of generic pharmaceutical formulations for sale in India, the Russian Federation (“Russia”) and Commonwealth of Independent States (“CIS”) countries such as: Uzbekistan, Belarus, Kyrgyzstan and Armenia.  Protech manufacturing facilities are capable of producing injections, tablets, capsules, liquid syrups and ointments.  Protech has products registered for sale in Mongolia, Uzbekistan, Belarus, Kyrgyzstan and Armenia, however, it has not commenced sales of its product in such nations to date.  Protech currently sells product in Russia through its representative office in Moscow and in Armenia and Mongolia through distributors.  Approximately 90% of Protech’s exports are to Russia.

We are focused on research and development, which we believe will lead to the development of various active pharmaceutical ingredients.  We are in position to commence the manufacture of generic formulations of such products as soon as their patents expire.  Our manufacturing facilities are maintained to conform with international configuration standards.  With our advanced research, we believe that we will be able to capitalize on the expiration of such patents and are poised to meet the ever-growing demand for generic pharmaceuticals products in various international markets.

Our executive offices are located at 3363 NE 163rd Street, Suite 706, North Miami Beach, Florida 33160 and our telephone number is: (786) 923-0512. We are a Delaware corporation.

The Offering

Common stock outstanding before the offering	17,902,050

Securities offered by the Selling Shareholders	6,672,050

Common stock to be outstanding after the offering	17,902,050

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

The above information regarding common stock to be outstanding after the offering is based on 17,902,050 shares of common stock outstanding as of July 7, 2009.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN BASE AN INVESTMENT DECISION.

We have a limited operating history.  Currently, approximately 90% of our revenues are derived from sales of our product in Russia.  We cannot assure you that we can achieve or sustain revenue growth or profitability in the future.  Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing new products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation. Our failure to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail our operations. Revenues and profits, if any, will depend upon various factors. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business.

WE MAY NOT BE ABLE TO SUCCESFULLY INTRODUCE NEW PRODUCTS WHICH COULD MATERIALLY ADVERSELY AFFECT OUR REVENUES AND FINANCIAL CONDITION

Our future results of operations depend, to a significant degree, upon our ability to successfully commercialize additional products. We must develop, test and manufacture generic products as well as prove that our generic products are the bio-equivalent of their branded counterparts. All of our products must meet and continue to comply with regulatory and safety standards and receive regulatory approvals; We may be forced to withdraw a product from the market if health or safety concerns arise with respect to such product. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Our products currently under development, if and when fully developed and tested, may not perform as we expect, necessary regulatory approvals may not be obtained in a timely manner, if at all, and we may not be able to successfully and profitably produce and market such products.

WE OPERATE IN A HIGHLY COMPETITIVE AND RAPIDLY CONSOLIDATING INDUSTRY.

We operate in a highly competitive and rapidly consolidating industry. Our competitors, which include major multinational corporations, are consolidating, and the strength of the combined companies could affect its competitive position in all of its business areas. Furthermore, if one of our competitors or their customers acquires any of its customers or suppliers, we may lose business from the customer or lose a supplier of a critical raw material.

IF WE CANNOT RESPOND ADEQUATELY TO THE INCREASED COMPETITION WE EXPECT TO FACE IN THE FUTURE, WE WILL LOSE MARKET SHARE AND PROFITS WILL DECREASE.

Our products face intense competition from products commercialized or under development by competitors based in India and overseas. Many of our competitors have greater financial resources and marketing capabilities than us. Some of our competitors, especially multinational pharmaceutical companies, have greater experience than us in clinical testing and human clinical trials of pharmaceutical products and in obtaining regulatory approvals. Our competitors may succeed in developing technologies and products that are more effective, more popular or cheaper than any we may develop. These developments could render our technologies and products obsolete or uncompetitive, which would harm our business and financial results. We believe that some of our competitors have broader product ranges, stronger sales forces and better segment positioning than us, which enables them to compete effectively.

Our generics business is also facing increasing competition from brand-name manufacturers who do not face any significant regulatory approvals or barriers to entry into the generics market. These brand-name companies sell generic versions of their products to the market directly or by acquiring or forming strategic alliances with our competitor generic pharmaceutical companies or by granting them rights to sell “authorized generics.” Moreover, brand-name companies continually seek new ways to delay the introduction of generic products and decrease the impact of generic competition, such as filing new patents on drugs whose original patent protection are about to expire, developing patented controlled-release products, changing product claims and product labeling, or developing and marketing as over-the-counter products those branded products which are about to face generic competition.

IF WE FAIL TO COMPLY FULLY WITH GOVERNMENT REGULATIONS REGARDING THE MANUFACTURE OF ITS PRODUCTS, IT MAY DELAY OR PREVENT US FROM DEVELOPING OR MANUFACTURING OUR PRODUCTS.

If we fail to comply fully with applicable regulations, then there could be a delay in the submission or approval of potential new products for marketing approval. In addition, the submission of an application to a regulatory authority does not guarantee that a license to market the product will be granted. Each authority may impose its own requirements and/or delay or refuse to grant approval, even when a product has already been approved in another country. In many of the international markets into which we sell our products, the approval process for a new product is complex, lengthy and expensive. The time taken to obtain approval varies by country but generally takes from six months to several years from the date of application. This registration process increases the cost to us of developing new products and increases the risk that we will not be able to successfully sell such new products.

REFORMS IN THE HEALTH CARE INDUSTRY AND THE UNCERTAINTY ASSOCIATED WITH PHARMACEUTICAL PRICING, REIMBURSEMENT AND RELATED MATTERS COULD ADVERSELY AFFECT THE MARKETING, PRICING AND DEMAND FOR OUR PRODUCTS.

Increasing expenditures for health care has been the subject of considerable public attention in almost every jurisdiction where we conduct business. Both private and governmental entities are seeking ways to reduce or contain health care costs. In many countries in which we currently operate, including India, pharmaceutical prices are subject to regulation. The existence of price controls can limit the revenues we earn from our products. In addition, we cannot predict the nature of the measures that may be adopted or their impact on the marketing, pricing and demand for our products.

Governments throughout the world heavily regulate the marketing of our products. Most countries also place restrictions on the manner and scope of permissible marketing to physicians, pharmacies and other health care professionals. The effect of such regulations may be to limit the amount of revenue that we may be able to derive from a particular product. Moreover, if we fail to comply fully with such regulations, then civil or criminal actions could be brought against it.

THE INTERNATIONAL NATURE OF OUR BUSINESS SUBJECTS IT TO A NUMBER OF RISKS, INCLUDING UNFAVORABLE POLITICAL, REGULATORY, LABOR AND TAX CONDITIONS IN FOREIGN COUNTRIES.

Currently, all of our marketing and distribution takes place outside the United States, and all of our sales are to customers outside the United States. We currently derive approximately 90% of our revenue from sales to customers in Russia. We also have sales to customers in Armenia and Mongolia and products registered in Uzbekistan, Belarus, and Kyrgyzstan.  We expect to recognize revenue from sales to customers in Uzbekistan, Belarus and Kyrgyzstan in the future. As a result, we are subject to the legal, political, social and regulatory requirements and economic conditions of many jurisdictions other than the United States. Risks inherent to maintaining international operations, include, but are not limited to, the following:

•	withholding taxes or other taxes on our foreign income, tariffs or other restrictions on foreign trade and investment, including currency exchange controls imposed by or in other countries;
•	difficulty with staffing and labor force and managing widespread operations; and
•
trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make our product offering less competitive in some countries.

Our business in foreign markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, on our ability to succeed under differing legal, regulatory, economic, social and political conditions. There can be no assurance that we will be able to develop, implement and maintain policies and strategies that will be effective in each location where we do business. As a result of any of the foregoing factors, our financial condition, results of operations, business and/or prospects could be materially adversely affected.

In addition, we currently derive substantially all of our revenues from Russian customers.  Accordingly, we are also subject to the risks of doing business in Russia and to the risks associated with Russia's economic and political environment. As is typical of an emerging market, Russia does not possess a well-developed business, legal and regulatory infrastructure that would generally exist in a more mature free market economy and, in recent years, Russia has undergone substantial political, economic and social change. Our failure to manage the risks associated with doing business in Russia and our other existing and potential future international business operations could have a material adverse effect upon our results of operations.

WE ARE SUBJECT TO THE LEGAL SYSTEMS OF THE COUNTRIES IN WHICH WE OFFER AND SELL OUR PRODUCTS.

We offer and sell our products internationally, including in some emerging markets. As a result, we are and/or may become subject to the laws, regulations and legal systems of the various jurisdictions in which we carry on business and/or in which our customers or suppliers are located. Among the laws and regulations applicable to our business are health and safety and environmental regulations, which vary from country to country and from time to time. We must therefore design our products and ensure their manufacture so as to comply with all applicable standards. Compliance with legal and regulatory requirements, including any change in existing legal and regulatory requirements, may cause us to incur costs and may be difficult, impractical or impossible. Accordingly, foreign laws and regulations which are applicable to us may have a material adverse effect on our financial condition, results of operations, business and/or prospects.

As a result of the procedural requirements or laws of the foreign jurisdictions in which we carry on business and/or in which our customers or suppliers are located, we may experience difficulty in enforcing supplier or customer agreements or certain provisions thereof, including, for example, the limitations on the product warranty we typically provide to our customers. In some jurisdictions, enforcement of our rights may not be commercially practical in light of the duration, cost and unpredictability of such jurisdiction's legal system. Any inability by us to enforce, or any difficulties experienced by us in enforcing, our contractual rights in foreign jurisdictions may have a material adverse effect on our financial condition, results of operations, business and/or prospects.

IF A REGULATORY AGENCY AMENDS OR WITHDRAWS EXISTING APPROVALS TO MARKET OUR PRODUCTS, THIS MAY CAUSE OUR REVENUES TO DECLINE.

Regulatory agencies may at any time reassess the safety and efficacy of our products based on new scientific knowledge or other factors. Such reassessments could result in the amendment or withdrawal of existing approvals to market our products, which in turn could result in a loss of revenue, and could serve as an inducement to bring lawsuits against us.

IF WE ARE SUED BY CONSUMERS FOR DEFECTS IN ITS PRODUCTS, IT COULD HARM ITS REPUTATION AND ITS PROFITS.

Our business inherently exposes us to potential product liability. The severity and timing of future claims are unpredictable.  Our customers may also bring lawsuits against it for alleged product defects. The existence, or even threat, of a major product liability claim could also damage its reputation and affect consumers’ views of its other products, thereby negatively affecting its business, financial condition and results of operations.

IF WE DO NOT MAINTAIN AND INCREASE OUR ARRANGEMENTS FOR OVERSEAS DISTRIBUTION OF OUR PRODUCTS, OUR REVENUES AND NET INCOME COULD DECREASE.

Our products are marketed through third parties by way of marketing and agency arrangements. These arrangements may be terminated by either party providing the other with notice of termination or when the contract regarding the arrangement expires. We may not be able to successfully negotiate these third party arrangements or find suitable joint venture partners in the future. Any of these arrangements may not be available on commercially reasonable terms. Additionally, its marketing partners may make important marketing and other commercialization decisions with respect to products we develop without its input. As a result, many of the variables that may affect our revenues and net income are not exclusively within our control when we enter into arrangements like these.

IF THE WORLD ECONOMY IS AFFECTED DUE TO TERRORISM, WARS OR EPIDEMICS, IT MAY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

Several areas of the world, including India, have experienced terrorist acts and retaliatory operations recently. For example, Mumbai was the target of serial railway bombings in July 2006. Hyderabad, was also subjected to terrorist acts in May and August 2007. In May 2008, the city of Jaipur in the state of Rajasthan was subjected to a series of coordinated bombings. If the economy of our major markets is affected by such acts, its business and results of operations may be adversely affected as a consequence.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING, OUR BUSINESS OPERATIONS WILL BE HARMED AND IF WE DO OBTAIN ADDITIONAL FINANCING, OUR THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

There is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay any indebtedness or that we will not default on our debt obligations, jeopardizing our business viability.  Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

IF WE DO NOT MAINTAIN THE CONTINUED SERVICE OF OUR EXECUTIVE OFFICERS, OUR BUSINESS OPERATIONS MAY BE AFFECTED.

Our success is substantially dependent on the performance of our executive officers and key employees.  Given our early stage of development, we are dependent on our ability to retain and motivate high quality personnel.  Although we believe we will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect our ability to market, sell, and enhance our products.  The loss of one or more of our key employees or our inability to hire and retain other qualified employees, including but not limited to development staff, business development staff, digital publishing staff and corporate office support staff, could have a material adverse effect on our business.

WE MAY INCUR UNINSURED LOSSES IN THE OPERATION OF OUR BUSINESS.

There is no assurance that we will not incur uninsured liabilities and losses as a result of the conduct of our business.  We plan to maintain comprehensive liability and property insurance at customary levels.  We will also evaluate the availability and cost of business interruption insurance.  However, should uninsured losses occur we may be unable to cover these losses from our existing work capital which may cause us to incur significant losses.

WE MAY INCUR LIABILITIES THAT WE MIGHT BE UNABLE TO REPAY IN THE FUTURE

We may incur liabilities with affiliated or unaffiliated lenders.  These liabilities would represent fixed costs which would be required to be paid regardless of the level of our business or profitability.  Our current liabilities as of March 31, 2009 were as follows:  accounts payable and accrued expenses of $1,432,476 installment payable of $10,543, secured loans of $167,067, deferred tax liability of $3,769 and other current liabilities of $25,862 for total current liabilities of $1,639,717.   There is no assurance that we will be able to pay all of our liabilities.  Furthermore, we are always subject to the risk of litigation from customers, suppliers, employees, and others because of the nature of our business, including but not limited to consumer lawsuits.  Litigation can cause us to incur substantial expenses and, if cases are lost, judgments, and awards can add to our costs. An increase in our costs may cause us to increase the prices at which we charge our customers which may lead to our customers to seek alternatives to our products. In such event, our revenues will decrease and we may be forced to curtail our operations.

WE MAY INCUR UNANTICIPATED COST OVERRUNS WHICH MAY SIGNIFICANTLY AFFECT OUR OPERATIONS.

We may incur substantial cost overruns in the research and development of our products.  Management is not obligated to contribute capital to us.  Unanticipated costs may force us to obtain additional capital or financing from other sources if we are unable to obtain the additional funds necessary to implement our business plan. There is no assurance that we will be able to obtain sufficient capital to implement our business plan successfully.  If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of the Shareholders’ investment will be diminished.

OUR PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS WILL OWN A CONTROLLING INTEREST IN OUR VOTING STOCK AND INVESTORS WILL NOT HAVE ANY VOICE IN OUR MANAGEMENT.

Our principal stockholders, officers and directors, in the aggregate, beneficially own approximately 63% of our outstanding common stock.  As a result, our principal stockholders, officers and directors, acting together, have the ability to control substantially all matters submitted to our stockholders for approval, including:

•	election of our board of directors;
•	removal of any of our directors;
•	amendment of our certificate of incorporation or bylaws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our principal stockholders, directors and executive officers collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our principal stockholders, directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Their stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RISKS RELATING TO DOING BUSINESS IN INDIA

A SLOWDOWN IN ECONOMIC GROWTH IN INDIA MAY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

Our performance and the quality and growth of our business are necessarily dependent on the health of the overall Indian economy. The Indian economy has grown significantly over the past few years. Any future slowdown in the Indian economy could harm us, our customers and other contractual counterparties. In addition, the Indian economy is in a state of transition. The share of the services sector of the economy is rising while that of the industrial, manufacturing and agricultural sector is declining. It is difficult to gauge the impact of these fundamental economic changes on our business.

A SIGNIFICANT CHANGE IN THE INDIAN GOVERNMENT OR IN ITS ECONOMIC LIBERALIZATION AND DEREGULATION POLICIES MAY ADVERSELY AFFECT THE INDIAN ECONOMY, THE HEALTH OF WHICH OUR BUSINESS DEPENDS UPON.

The Indian government has traditionally exercised and continues to exercise a dominant influence over many aspects of the economy. The present government is a multi-party coalition and therefore there is no assurance that it will be able to generate sufficient cross-party support to implement economic policies or that the existing economic policies will continue. Any significant change in the Government’s economic policies could have a significant effect on our business. India’s trade relationships with other countries can also influence Indian economic conditions, which in turn can affect our business.

IF COMMUNAL DISTURBANCES OR RIOTS ERUPT IN INDIA, OR IF REGIONAL HOSTILITIES INCREASE, THIS WOULD ADVERSELY AFFECT THE INDIAN ECONOMY, WHICH OUR BUSINESS DEPENDS UPON.

India has experienced communal disturbances, terrorist attacks and riots during recent years. If such disturbances continue or are exacerbated, our operational, sales and marketing activities may be adversely affected. Additionally, India has from time to time experienced hostilities with neighboring countries. The hostilities have continued sporadically. The hostilities between India and Pakistan are particularly threatening, because both India and Pakistan are nuclear powers. Hostilities and tensions may occur in the future and on a wider scale. These hostilities and tensions could lead to political or economic instability in India and harm our business operations and our future financial performance.

IF WAGE COSTS OR INFLATION RISE IN INDIA, IT MAY ADVERSELY AFFECT OUR COMPETITIVE ADVANTAGES OVER HIGHER COST COUNTRIES AND OUR PROFITS MAY DECLINE.

Wage costs in India have historically been significantly lower than wage costs in developed countries and have been one of our competitive strengths. However, wage increases in India may increase its costs, reduce its profit margins and adversely affect our business and results of operations.

Due to various macro-economic factors, the inflation level in the recent period has increased in India. By July 2008, the key Indian inflation rate, the wholesale price index, has risen above 11%, the highest rate in 13 years. . This trend may continue and the rate of inflation may further rise. We may not be able to pass these costs on to its customers by increasing the price it charges for its products. If this occurs, our profits may decline.

 IN THE EVENT THAT A NATURAL DISASTER SHOULD OCCUR IN INDIA, INCLUDING DROUGHT, FLOODS AND EARTHQUAKES, IT COULD ADVERSELY AFFECT OUR PRODUCTION OPERATIONS AND CAUSE OUR REVENUES TO DECLINE.

India has experienced earthquakes, floods and droughts in the past and has experienced droughts in recent years. In the event of a drought so serious that the drinking water in the region is limited, the government could cut the supply of water to all industries, including our facilities. This would adversely affect our production operations and reduce our revenues. Even if we take precautions to provide back-up support in the event of such a natural disaster, the disaster may nonetheless affect its facilities, harming production and ultimately its business.

STRINGENT LABOR LAWS MAY ADVERSELY AFFECT OUR ABILITY TO HAVE FLEXIBLE HUMAN RESOURCE POLICIES; LABOR UNION PROBLEMS COULD NEGATIVELY AFFECT OUR PRODUCTION CAPACITY AND OVERALL PROFITABILITY.

Labor laws in India are more stringent than in other parts of the world. These laws may restrict its ability to have human resource policies that would allow it to react swiftly to the needs of its business.

RISKS ASSOCIATED WITH DOING BUSINESS IN RUSSIA

BUSINESSES IN RUSSIA CAN BE SUBJECT TO POLITICALLY MOTIVATED ACTIONS, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR OPERATIONS.

The Russian government has taken various actions in recent years against business people and companies operating in Russia that have been perceived as having been politically motivated, including actions for technical violations of law or violations of laws that have been applied retroactively, including violations of tax laws. These actions have on occasion resulted in significant fluctuations in the market prices of the securities of businesses operating in Russia, a weakening of investor confidence in Russia and doubts about the progress of market and political reforms in Russia.

DECREASES IN THE VALUE OF THE RUSSIAN RUBLE COMPARED WITH THE US DOLLAR COULD MATERIALLY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

The value of the Russian ruble had been rising generally against the US dollar, increasing approximately 7.3% in 2007 and 4.7% in the first seven months of 2008. In August 2008, however, the value of the Russian ruble began to generally depreciate against the US dollar. During August and September 2008, the ruble depreciated approximately 7.1% against the US dollar resulting in an overall decrease during the year ended December 31, 2008 of approximately 8.5%. Also, the ruble has in the past declined substantially against the US dollar, including a significant drop as a result of the economic crisis of 1998.

Because our reporting currency is the US dollar and the functional currency where we currently derive substantially all of our revenues is the ruble, our reported results of operations are impacted by fluctuations in the exchange rate between the US dollar and the Russian ruble.

ECONOMIC DOWNTURNS OR POLITICAL OR ECONOMIC INSTABILITY OR RAPID CHANGE IN RUSSIA COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

In the past few years, Russia has experienced political stability and significant economic growth. Russia's rapid, ongoing transformation to a market economy has, however, been marked by periods of significant instability. Recently, like many other countries, Russia has experienced economic instability characterized by a steep decline in the value of shares traded on its stock market and temporary suspension of trading on its stock exchanges. The continuing global credit crisis and the related turmoil in the global financial system has had and may continue to have an material negative impact on the Russian economy. Additionally, because Russia produces and exports large amounts of oil, its economy is particularly vulnerable to the price of oil on the world market and recent decreases in international oil prices has adversely affected and may continue to adversely affect its economy.

Russia's inexperience with a market economy poses numerous additional risks. It is difficult for us or our business partners to gauge the creditworthiness of some of our business partners, as there are no reliable mechanisms, such as credit reports or credit databases, for evaluating their financial condition. Consequently, we face the risk that some of our business partners will fail to pay us or that they or other service providers, such as production houses, will fail to comply with the terms of their agreements with us, which could adversely affect our results of operations. Changes in monetary policy, a material weakening of the ruble as compared to other major world currencies, inflation, a decline in natural gas and oil prices or other factors could adversely affect Russia's economy and our business in the future. Any such market downturn or economic slowdown could also severely limit our and our customers' access to capital, also adversely affecting our and our customers' businesses in the future.

THE RUSSIAN LEGAL SYSTEM CAN CREATE AN UNCERTAIN ENVIRONMENT FOR INVESTMENT AND BUSINESS ACTIVITY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND THE VALUE OF OUR COMMON STOCK.

The legal framework to support a market economy remain news and in flux in Russia and, as a result, its legal system can be characterized by:

•	inconsistencies between and among laws, presidential decrees and governmental, ministerial and local regulations, orders, decisions, resolutions and other acts;
•	substantial gaps in the regulatory structure resulting from the delay in adoption or absence of implementing regulations;
•	limited judicial and administrative guidance on interpreting Russian legislation;
•	the relative inexperience of judges and courts in interpreting recent commercial legislation;
•	a lack of judicial independence from political, social and commercial forces;
•	under-funding and under-staffing of the court system;
•	a high degree of discretion on the part of the judiciary and governmental authorities; and
•	poorly developed bankruptcy procedures that are subject to abuse.

As is true of civil law systems, judicial precedents generally have no binding effect on subsequent decisions. Not all Russian legislation and court decisions are readily available to the public or organized in a manner that facilitates understanding. The Russian judicial system can be slow, and enforcement of court orders can in practice be very difficult. All of these factors make judicial decisions in Russia difficult to predict and effective redress uncertain. Additionally, court claims and governmental prosecutions are sometimes used in furtherance of political aims.

In addition, several key Russian laws have only recently become effective or have been subject to only limited interpretation to date. The untested nature of much of recent Russian legislation, the lack of consensus about the scope, content and pace of economic and political reform and the rapid evolution of the Russian legal system in ways that may not always coincide with market developments may place the enforceability and underlying constitutionality of laws in doubt and result in ambiguities, inconsistencies and anomalies in the Russian legal system. Any of these weaknesses could affect our ability to enforce our rights under our licenses and under our contracts, or to defend ourselves against claims by others. Furthermore, we cannot assure you that regulators, judicial authorities or third parties will not challenge our compliance with applicable laws, decrees and regulations.

SELECTIVE OR ARBITRARY GOVERNMENT ACTION MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND THE VALUE OF OUR COMMON STOCK.

Government authorities have a high degree of discretion in Russia and have at times exercised their discretion selectively or arbitrarily, without hearing or prior notice, and sometimes in a manner that is influenced by political or commercial considerations. The government also has the power, in certain circumstances, to interfere with the performance of, nullify or terminate contracts. Selective or arbitrary actions have included withdrawal of licenses, sudden and unexpected tax audits, criminal prosecutions and civil actions. Federal and local government entities have also used common defects in documentation as pretexts for court claims and other demands to invalidate and/or to void transactions, apparently for political purposes. We cannot assure you that regulators, judicial authorities or third parties will not challenge our compliance (including that of our subsidiaries) with applicable laws, decrees and regulations in Russia. Selective or arbitrary government action could have a material adverse effect on our business.

RISKS ASSOCIATED WITH DOING BUSINESS ELSEWHERE IN THE CIS

WE FACE SIMILAR RISKS IN OTHER COUNTRIES OF THE CIS.

In addition to Russia, we currently have operations in other countries in the CIS, including Armenia, Uzbekistan, Belarus and Kyrgyzstan. We may acquire additional operations in other countries of the CIS. In many respects, the risks inherent in transacting business in these countries are similar to those in Russia, especially those risks set out above in "Risks Associated with Doing Business in Russia".

EMERGING MARKETS SUCH AS RUSSIA AND OTHER CIS COUNTRIES ARE SUBJECT TO GREATER RISKS THAN MORE DEVELOPED MARKETS, INCLUDING LEGAL, ECONOMIC AND POLITICAL RISKS.

Investors in companies operating in emerging markets such as Russia and other CIS countries should be aware that these markets are subject to greater risk than more developed markets, including in some cases legal, economic and political risks. Investors should also note that emerging economies, such as the economies of Russia and other CIS countries, are subject to rapid change and that the information set out herein may become outdated relatively quickly. Furthermore, in doing business in various countries of the CIS, we face risks similar to (and sometimes greater than) those that we face in Russia. Accordingly, investors should exercise care in evaluating the risks involved and must decide for themselves whether, in light of those risks, their investment is appropriate. Generally, investment in emerging markets is only suitable for sophisticated investors who fully appreciate the significance of the risks involved and investors are urged to consult with their own legal and financial advisors before making an investment in our shares.

Risks Relating to Our Organization and Our Common Stock

AS OF THE MERGER, WE BECAME SUBJECT TO THE REPORTING REQUIREMENTS OF FEDERAL SECURITIES LAWS, WHICH CAN BE EXPENSIVE AND MAY DIVERT RESOURCES FROM OTHER PROJECTS, THUS IMPAIRING OUR ABILITY TO GROW.

As a result of the Merger, we became subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC (including reporting of   the Merger) and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if we remained privately held and did not consummate the Merger.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current.

IF WE FAIL TO ESTABLISH AND MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROL, WE MAY NOT BE ABLE TO REPORT OUR FINANCIAL RESULTS ACCURATELY OR TO PREVENT FRAUD. ANY INABILITY TO REPORT AND FILE OUR FINANCIAL RESULTS ACCURATELY AND TIMELY COULD HARM OUR REPUTATION AND ADVERSELY IMPACT THE TRADING PRICE OF OUR COMMON STOCK.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

PUBLIC COMPANY COMPLIANCE MAY MAKE IT MORE DIFFICULT FOR US TO ATTRACT AND RETAIN OFFICERS AND DIRECTORS.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2009 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

BECAUSE WE BECAME PUBLIC BY MEANS OF A REVERSE MERGER, WE MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS.

There may be risks associated with us becoming public through a reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of our post-Merger company.

OUR STOCK PRICE MAY BE VOLATILE

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;
•	competitive pricing pressures;
•	our ability to obtain working capital financing;
•	additions or departures of key personnel;
•	limited “public float” in the bands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;
•	sales of our common stock (particularly following effectiveness of the resale registration statement required to be filed in connection with the Private Placement);
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	regulatory developments;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

THERE IS CURRENTLY NO LIQUID TRADING MARKET FOR OUR COMMON STOCK AND WE CANNOT ENSURE THAT ONE WILL EVER DEVELOP OR BE SUSTAINED.

To date there has been no liquid trading market for our common stock. Although we intend to seek quotation of our common stock on the OTC Bulletin Board, we cannot be sure that such quotation will be obtained promptly, if at all.  In addition, we cannot predict how liquid the market for our common stock might become. If our common stock becomes listed on the OTC Bulletin Board, should trading of our common stock be suspended, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

OUR COMMON STOCK MAYBE DEEMED A “PENNY STOCK,” WHICH WOULD MAKE IT MORE DIFFICULT FOR OUR INVESTORS TO SELL THEIR SHARES.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

  FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our ability to attract and retain management;

•	our growth strategies;

•	anticipated trends in our business;

•	our future results of operations;

•	our ability to make or integrate acquisitions;

•	our liquidity and ability to finance our acquisition and development activities;

•	the timing, cost and procedure for proposed acquisitions;

•	the impact of government regulation;

•	estimates regarding future net revenues;

•	planned capital expenditures (including the amount and nature thereof);

•	estimates, plans and projections relating to acquired properties;

•	our financial position, business strategy and other plans and objectives for future operations;

•	the possibility that our acquisitions may involve unexpected costs;

•	competition;

•	the ability of our management team to execute its plans to meet its goals;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

     All written and oral forward-looking statements made in connection with this Form S-1 that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

The $0.50 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. The selling shareholders will offer their shares at $0.50 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders. These selling shareholders acquired their shares by purchase in a single private placement exempt from registration under section 4(2) of the Securities Act of 1933. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

Stockholder	Beneficial Ownership Before Offering (i) (ii)	Percentage of Common Stock Before Offering (i) (ii)	Shares of Common Stock Included in Prospectus (iii)	Beneficial Ownership After the Offering (iv)	Percentage of Common Stock Owned After the Offering (iv)
Sam Maywood	500,000	2.79%	500,000	0	0
Mark Kornfield	350,000	1.96%	350,000	0	0
Ellen Kornfeld	50,000	*	50,000	0	0
Mitchel Kornfeld	50,000	*	50,000	0	0
Martin J. Meyer	400,000	2.23%	400,000	0	0
John D. Nardone	450,000	2.51%	450,000	0	0
Robert A. Mugford	300,000	1.68%	450,000	0	0
Lawrence E. Cohen	450,000	2.51%	450,000	0	0
Michael Lauro	393,000	2.20%	393,000	0	0
Ronald Goldfine	15,325	*	15,325	0	0
Harris D. Slavick MDPA Pension	200,000	1.12%	200,000	0	0
Harris D. Slavick	20,000	*	20,000	0	0
Frederick D. Straub	430,000	2.40%	430,000	0	0
Gwenn Mascioli	10,000	*	10,000	0	0
Dee McConnel	10,000	*	10,000	0	0
Gary R. Meyer	25,000	*	25,000	0	0
Leah Meyer	25,000	*	25,000	0	00
Kady Schwartz	25,000	*	25,000	0	0
Robert Fortinsky	400,000	2.25%	400,000	0	0
Eric Schwartz	25,000	*	25,000	0	0
Jill Schwartz	400,000	2.25%	400,000	0	0
Harold Schwartz	25,000	*	25,000	0	0
Howard Rottman	415,000	2.33%	415,000	0	0
Fredric S. Rottman	25,000	*	25,000	0	0
Rachel B. Lieber	5,000	*	5,000	0	0
Samuel D. Lieber	5,000	*	5,000	0	0
Smith and Gelso Partnership	430,000	2.42%	430,000	0	0
Dorothy Gelso	10,000	*	10,000	0	0
Benjamin J. Smith	10,000	*	10,000	0	0
Leslie A. Timperley	6,000	*	6,000	0	0
Dennis Bunning	100,000	*	100,000	0	0
Jack Hoffman and Taeko Hoffman	70,000	*	70,000	0	0
Kartchner Family Circle Organisation and Trust	10,000	*	10,000	0	0
Southeastern Real Estate Ventures LLC	1,000	*	1,000	0	0
Anthony Debenedictis	15,325	*	15,325	0	0
Andrea Cataneo	435,000	2.43%	435,000	0	0
Barbara Shadie	25,000	*	25,000	0	0
Martin R. Lollie TTE	120,000	*	120,000	0	0
Tara Wilson	50,000	*	50,000	0	0
Jennifer Necessary	50,000	*	50,000	0	0
Susan Reeves	50,000	*	50,000	0	0
Lal Babu Singh	157,800	*	157,800	0	0
Ramjeet Bhakt	108,600	*	108,600	0	0
Pearl Feldman	20,000	*	20,000	0	0
Total			6,672,050
* = Less than 1%

(i) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time); none of the selling stockholders are broker-dealers.

(ii) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on 17,902,050 shares issued and outstanding as of July 1, 2009.

(iii) Number of shares includes shares issued to the selling stockholders in connection with the private placement of securities by the Company. There were a total of 5,970,650 shares of the Company’s common stock issued to purchasers in private placements of which are being registered pursuant to this registration statement. In addition, there were a total of 435,000 shares issued to certain members of the law firm of Sichenzia Ross Friedman Ference LLP for legal services provided to the Company and an aggregate of 266,400 shares of common stock issued to other consultants of the Company for services provided, which are being registered pursuant to this registration statement.

(iv) Assumes that all securities registered will be sold.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal
• facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately-negotiated transactions;
• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
• through the writing of options on the shares;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 300,000,000 shares of common stock, par value $.0001 per share (the “Common Stock”) and 20,000,000 are shares of preferred stock, par value $.001 per share (the “Preferred Stock”). At the close of business on July 7, 2009, the Company had 17,902,050 shares of Common Stock issued and outstanding and 0 shares of Preferred Stock issued and outstanding.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of its authorized preferred stock, there can be no assurance that the Company will not do so in the future

Options and Warrants

None.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP (“SRFF”), 61 Broadway, 32 nd Fl., New York, NY 10006. A total of 435,000 shares issued to SRFF in consideration for legal services provided to the Company, all of which are being registered pursuant to this registration statement.

DESCRIPTION OF BUSINESS

Organizational History

We were  incorporated pursuant to the laws of the State of Delaware under the name SFH I Acquisition Corp. on November 20, 2006.  We were formed as a vehicle to investigate and, if such investigation warranted, acquire a target company or business seeking perceived advantages of being a public reporting company.

On June 17, 2008, we entered into a Share Exchange Agreement with Protech Biosystems Pvt. Ltd., an entity organized under the Companies Act of 1956 of India (“Protech”) and Sanjiw Kumar Singh, Raju Kumar Singh, Raja Rajesh Kumar (collectively the “Protech Shareholders”).  Pursuant to the Share Exchange Agreement, we acquired 100% of the issued and outstanding stock of Protech and Protech became a wholly-owned subsidiary of the Company (the “Merger”).  The closing of the Merger was subject to certain conditions, including but not limited to, the delivery of the audited financial statements of Protech prepared in accordance with United Stated Generally Accepted Accounting Principles and obtaining approval of the transaction from the Foreign Investment Promotion Board (“FIBP”) of the Indian Ministry of Finance.  Upon the satisfaction of all conditions to closing, the Merger closed on October 23, 2008 .  In connection with this reverse merger, we discontinued our former business and succeeded to the business of Protech as our sole line of business.  As a result, we are now engaged in the manufacture and sale of generic pharmaceutical formulations.  On November 18, 2008, the Company’s name was changed to Protech Global Holdings Corp.

Overview

Our wholly-owned subsidiary, Protech, began its commercial operations in 1998 in New Dehli, India and acquired its own manufacturing plant in 2004.   Protech specializes in the manufacture of generic pharmaceutical formulations for sale in India, the Russian Federation (“Russia”) and Commonwealth of Independent States (“CIS”) countries such as. Uzbekistan, Belarus, Kyrgyzstan and Armenia.  Protech manufacturing facilities are capable of producing injections, tablets, capsules, liquid syrups and ointments.  Protech has products registered for sale in Mongolia, Uzbekistan, Belarus, Kyrgyzstan and Armenia, however, it has not commenced sales of its product in such nations to date.  Protech currently sells product in Russia through its representative office in Moscow and in Armenia and Mongolia through distributors.  Approximately 90% of Protech’s exports are to Russia.

We are focused on research and development, which we believe will lead to the development of various active pharmaceutical ingredients.  We are in position to commence the manufacture of generic formulations of such products as soon as their patents expire.  Our manufacturing facilities are maintained to conform with international configuration standards.  With our advanced research, we believe that we will be able to capitalize on the expiration of such patents and are poised to meet the ever-growing demand for generic pharmaceuticals products in various international markets.

Industry Background

The market for generic pharmaceuticals has grown significantly in recent years.  Rising healthcare costs have contributed to industry expansion with governments around the world coming under pressure to provide low cost alternatives to branded drugs.  Our strategy is to capitalize on the low-costs of manufacturing in India while aiming to maximize our presence in non-domestic markets.

Russia

The Russian Federation forms the largest part of the former USSR and the largest pharmaceutical market in Central & Eastern Europe. The pharmaceutical market is split between imported products and (often inferior) locally-produced generics, with imports accounting for 70% of the market. According to the Ministry of Health and Social Development, the percentage of imported generic drugs grew to approximately 60% of imports in both 2006 and 2007 respectively, a positive harbinger of growth in the future for the generics market.

By the end of 2007, Russia had approximately 18,000 pharmacies and 100 drug distributors. Because domestic production of quality, innovative pharmaceuticals is negligible, approximately three quarters of demand is currently met by imports, creating the significant growth potential of foreign manufacturing being better able to meet the growing demand for expensive drugs than local production. In 2007, the leading Russian domestic producers were Pharmstandard and Otechestvennye Lekarstva; but in value terms these companies represented 9% and 10% of the pharmaceutical market respectively.

India

Key drivers of growth in the Indian pharmaceuticals industry are summarized as follows:

•
India’s population is just over one billion at present and projected to rise to 1.6 billion by 2050 and India will become the world’s most populous country.  It is estimated that by 2025, 189 million Indians will be 60 or older, up from about 63 million in 2004.  We expect that the increase in population will cause an increase in demand for pharmaceutical drugs.

•
In 2002, the government of India launched a new policy to build more hospitals, boost local access to healthcare and improve the quality of medical training.  It also promised to increase public expenditure on healthcare from 0.9% of GDP in 1999 to 2% of GDP by 2010.

•
With the growth of the Indian economy, the population of middle class and upper class has risen substantially in recent years.  This income group’s people are spending substantial amounts of money on drugs to maintain good health and lifestyle.

•	India has a skilled and educated labor pool. Approximately 115,000 scientists are awarded their master’s degrees and 12,000 are awarded Ph.D. degrees (in chemistry alone) every year.

•
Clinical trials account for over 40% of the costs of developing a new drug, and Rabo India Finance (a subsidiary of the Netherlands based Rabo Bank) estimates that a standard drug could be tested in India for as little as $ 90M, which is estimated at 60 % of what it would cost to execute the same testing in the US.

Company Strategy

We have a well-established marketing and sales team currently operating within India and abroad (particularly CIS countries).  Our three strategic growth imperatives are:

•	Register new products and earn new registrations of pending products.

•	Expand into new markets in CIS countries.

•	Create a foundation of ongoing Research and Development

These strategic growth imperatives are further described below:

Register new products and earn new registrations of pending products:

Taking advantage of our existing product set, we expect to increase the registration of our products to expand sales and increase revenue.  Our growth plan and the first part of its strategic growth initiatives is to augment their position in CIS countries by registering new products and by getting new registrations of pending products which are already filed for in Russia.  This goal will require approximately two million dollars ($2M USD).  We are currently planning to register five new products (with different dosages) and to complete the registration of at least five additional products from the pending list.  In addition, we have approximately five new products ready to be marketed to six other countries.

Expand into new markets in CIS countries:

With regulatory and market trends in its favor, we are poised to launch and reinforce our brand in new markets, with strategies specific to each target country.  The Indian generic pharmaceuticals market is witnessing rapid growth, opening up immense opportunities for companies adapting to the international quality standards.  We have a well established marketing and sales arrangement within India and abroad, which we believe will enable us to capitalize on opportunities domestically, and in developing markets such as Russia and CIS countries.

Emphasize R&D to bring new product offerings to market:

With continued emphasis on research and development, we intend to create a pipeline of new products, which ensure ongoing revenues and promote the Protech brand.  We recognize that the third, and perhaps the most important, strategic initiative in its growth plan is in the realm of research and development.  We intend to leverage research and development to build on their previous successes.  Our new product roster includes Meloxicam, a non-steroidal anti-inflammatory; Rabeprazole, an ulcer treatment; the antibiotic Levofloxicin; and Clarithromycin.  It is of tremendous importance that research and development remains the cornerstone of our mission.

Generic drugs must contain the same active ingredients as the original formulation.  Therefore, generics are identical in dose, strength, route of administration, safety, efficacy, and intended use to their non-generic counterpart.  In most cases, generic products are available once the patent protections afforded to the original developer have expired.  When generic products become available, the market competition often leads to substantially lower prices for both the original brand name product and the generic forms.  The time it takes a generic drug to appear on the market varies.  In the US, drug patents give twenty years of protection, but they are applied for before clinical trials begin, so the effective life of a drug patent tends to be between seven and twelve years.  We believe that any national healthcare provisions initiated in the upcoming years in the United States will only increase the demand for generics.

Like the rest of the Indian pharmaceutical industry, we look to further expand our business and capabilities.  From being a pure reverse engineering industry initially focused on the domestic market, we intend to join other industry leaders in moving towards a basic research-driven, export-oriented global presence, providing wide range of value added quality products and services.

Competition

Manufacturers are the source of the prescription as well as non prescription drugs in the pharmaceutical supply chain. The pharmaceutical manufacturing industry is composed of two distinct business models: manufacturers of brand-name drugs (e.g., Sanofi-Aventis, Novartis, Roche, Pfizer, etc.) and manufacturers of generic drugs (e.g., Gedeon Richter, Berlin Chemie, Nycomed, Actavis, Pharmstandard, etc.). There are a few pharmaceutical companies that participate in both the branded and generic parts of the industry, and both models focus on the manufacturing and packaging of pharmaceutical products, but there are other important differences. Most brand manufacturers devote a portion of their expenses to the scientific research and development of new drug therapies. Generic drug manufacturers typically do not develop new drug therapies, but instead manufacture generic compounds that compete directly with the original branded version of a drug once the brand product's patent protection has expired.

Most of the generic drug manufacturers with sales in the Russian Federation are from Europe & India. The market share of Russian Pharmaceutical companies amounts to less than 30%, of which approximately 20-30 Russian companies account for 80% of the total sales.

Cipla, Nicholas Piramal, Ranbaxy, Zydus Cadila, and Dr. Reddy’s are Indian pharmaceutical companies, which are known at the global level due to their quality products.  We hope to position ourselves amongst these key players in order to become a leader in the Indian pharmaceuticals industry.

Government Regulation

Regulation of the Indian Pharmaceutical Industry

All pharmaceutical companies that manufacture and market products in India are subject to various national and state laws and regulations, which principally include the Drugs and Cosmetics Act, 1940, the Drugs (Prices Control) Order, 1995 (DPCO), various environmental laws, labor laws and other government statutes and regulations. These regulations govern the testing, manufacturing, packaging, labeling, storing, record-keeping, safety, approval, advertising, promotion, sale and distribution of pharmaceutical products.

In India, manufacturing licenses for drugs and pharmaceuticals are generally issued by state drug authorities. Under the Drugs and Cosmetics Act, 1940, the state drug administrations are empowered to issue manufacturing licenses for drugs if they are approved for marketing in India by the Drug Controller General of India (“DCGI”). Prior to granting licenses for any new drugs or combinations of new drugs, DCGI clearance has to be obtained in accordance with the Drugs and Cosmetics Act, 1940.

Pursuant to the amendments in May 2005 to Schedule Y of the Drugs and Cosmetics Act, 1940, manufacturers of finished dosages are required to submit additional technical data to the DCGI in order to obtain a no-objection certificate for conducting clinical trials as well as to manufacture new drugs for marketing.

All pharmaceutical manufacturers that sell products in any country are subject to regulations issued by the ministry of health (“MoH”) of the respective country. These regulations govern, or influence the testing, manufacturing, packaging, labeling, storing, record-keeping, safety, approval, advertising, promotion, sale and distribution of products.

 MoH approval of an application is required before a generic equivalent of an existing or referenced brand drug can be marketed. When processing a generics application, the MoH waives the requirement of conducting complete clinical studies, although it normally requires bioavailability and/or bioequivalence studies. “Bioavailability” indicates the rate and extent of absorption and levels of concentration of a drug product in the blood stream needed to produce a therapeutic effect. “Bioequivalence” compares the bioavailability of one drug product with another, and when established, indicates that the rate of absorption and levels of concentration of the active drug substance in the body are the equivalent for the generic drug and the previously approved drug. A generic application may be submitted for a drug on the basis that it is the equivalent of a previously approved drug. Before approving a generic product, the MoH also requires that our procedures and operations conform to Current Good Manufacturing Practice (“cGMP”) regulations, relating to good manufacturing practices as defined by various countries. We must follow the cGMP regulations at all times during the manufacture of our products. We continue to spend significant time, money and effort in the areas of production and quality testing to help ensure full compliance with cGMP regulations.

The timing of final MoH approval of a generic application depends on various factors, including patent expiration dates, sufficiency of data and regulatory approvals.

Regulation of the Russian Pharmaceutical Industry

Federal Service on Surveillance in Healthcare and Social Development is the subordinate executive authority of the Ministry of Health and Social development of the Russian Federation which performs control and surveillance in within the sphere of its competence.

Basic functions of Federal Service on Surveillance in Healthcare and Social Development are:

Control and Surveillance of

1.	Pharmaceutical activities
2.	Compliance with state standards of quality of medical help
3.	Compliance with state standards, technical requirements for medical products
4.	Production, quality, efficacy, safety, circulation and usage of medical products
5.	Pre-clinical and clinical trials of medicines
6.	Implementation of rules in laboratory and clinical practice
7.	Compliance with state standards of social services

Performs the inspections of

1.	Healthcare organizations
2.	Pharmaceutical facilities
3.	Wholesalers of pharmaceuticals
4.	Social patronage facilities
5.	Other organizations and sole proprietors working in the sphere of healthcare and social development

Organizes

1.	Expertise of quality, efficacy, and safety of medical products

Gives Licenses for

1.	Medical activities
2.	Pharmaceutical activities
3.	Manufacture of medical products except veterinary drugs and food supplements
4.	Manufacture of medical equipment

Gives Permissions for

1.	Clinical trials of medical products
2.	Use of new medical technologies
3.	Import and export of medical products (for medical purposes) in accordance with Russian regulations
4.	Import of unregistered products for the use in clinical trials

Registers

1.	Medicines and medical devices
2.	Limit prices on the substantial and vital medicines in accordance with Russian regulations

Administers

1.	State registry of medicines
2.	State registry of prices on substantial and vital medicines
3.	List of healthcare institutions entitled to conduct clinical trials

Possesses a Right to

1.	Free access to pharmaceutical manufacturing facility, to collect samples of manufactured medicines in accordance with Russian regulations
2.	Prohibit the manufacture and sale of pharmaceuticals in cases determined by the rules of manufacture and control of quality of medicines in accordance with the order established by Russian regulations

Marketing, Sales and Distribution

India

We maintain a centralized marketing office in Gurgaon, India, the location of our manufacturing facility.  The marketing team in India is led by a national sales manager and assisted by brand managers and training managers.

Russia

We have a representative office in Moscow, the capital of the Russian Federation, dedicated to sales promotion and registration of products with the Ministry of Health Russian Federation.  We sell these products through national distributors by way of its 32 strategically located distribution centers. Medical representatives of our branch office are deployed to carry out the promotional activities to help these distributors liquidate its products.

Armenia and Mongolia

In Armenia and Mongolia, we ship product to distributors on an outright sale basis with 50% due in advance and the balance due upon delivery of the goods.  We provide all sales and marketing material to the distributors who have their own marketing teams.  The distributors have their own registration departments who follow up with proceedings in the Minsitry of Health in their respective countries to obtain registrations of our products and identify new formulations that we may seek to register.

Other Countries

•	Turkmenistan: We have registered our products in Turkmenistan and have acquired both representatives and distributors there.
•	Uzbekistan and Kyrgyzstan: We have representatives in both countries and are now finalizing our relationship with distributors.
•	Ukraine and Kazakhstan: We have representatives in both countries and are seeking potential distributors.
•	Belarus: We have finalized an agreement with distributors

Employees

As of July 7, 2009, we employ approximately 150 employees.  We believe that we have a good working relationship with our employees.  We are not a party to any collective bargaining agreements.

Properties

We lease approximately 1,500 square feet of office space in North Miami Beach, Florida for $6,420 per month under a lease which expires in August 2011. This facility serves as our corporate headquarters. In March 2004, we acquired our manufacturing plant in the city of Guragon in the state of Haryana in India.  We own the land and building.  The land is approximately 1,177.50 sq. meters.

We believe that our current facilities are adequate for our immediate and near-term needs. Additional space may be required as we expand our activities. We do not currently foresee any significant difficulties in obtaining any required additional facilities. In the opinion of the management, our property is adequately covered by insurance.

We are not dependent on a specific location for the operation of our business.

LEGAL PROCEEDINGS

From time to time we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities be incurred in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our consolidated financial position, results of operations or cash flow at this time. Furthermore, Management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any owner of record of the beneficially or more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Recent Events

Prior to October 23, 2008, we were a development stage company which was formed as a vehicle to pursue a business combination.  On June 17, 2008, we entered into a Share Exchange Agreement with Protech Biosystems Pvt. Ltd., an entity organized under the Companies Act of 1956 of India (“Protech”) and Sanjiw Kumar Singh, Raju Kumar Singh, Raja Rajesh Kumar (collectively the “Protech Shareholders”).  Pursuant to the Share Exchange Agreement, we acquired 100% of the issued and outstanding stock of Protech and Protech became a wholly-owned subsidiary of the Company (the “Merger”).  The closing of the Merger was subject to certain conditions, including but not limited to, the delivery of the audited financial statements of Protech prepared in accordance with United Stated Generally Accepted Accounting Principles and obtaining approval of the transaction from the Foreign Investment Promotion Board (“FIBP”) of the Indian Ministry of Finance.  Upon the satisfaction of all conditions to closing, the Merger closed on October 23, 2008.  In connection with this reverse merger, we discontinued our former business and succeeded to the business of Protech as our sole line of business.  As a result, we are now engaged in the manufacture and sale of generic pharmaceutical formulations.  On November 18, 2008, the Company’s name was changed to Protech Global Holdings Corp.

Results of Operations

Year Ended December 31, 2008 Compared to the Period from March 3, 2006 (Inception) to December 31, 2007

Revenues. During the year ended December 31, 2008, we recorded revenues of $3,169,010, as compared to revenue of $3,607,142 for the year ended December 31, 2007. This decrease in revenues was primarily attributable to expiry of products registration of certain products in Russia due to which company could not make sales of those products.

Cost of Sales. During the year ended December 31, 2008, we recorded cost of sales of $1,502,521, which constitutes 47% of the revenue. For the year ended December 31,2008 cost of sales was $1,749,878, which constitute 48% of revenue. This decrease in cost of sales is marginal and normal.

General and Administrative Expenses. During the year ended December 31, 2008, we recorded general and administrative expenses of $1,688,379, as compared to general and administrative expenses of $1,819,685 for the year ended December 31, 2007, representing a decrease of 7%. This decrease in operating expenses can be primarily due to exchange rate variations and decrease in selling, general and administrative expenses of Indian operations.

Net Income. During the year ended December 31, 2008, we recorded net loss of $167,419, as compared to net loss of $20,546 for the year ended December 31, 2007. The increase in loss is due to the increase in expenditure on merger & acquisitions incurred by the holding company.

Three Months Ended March 31, 2009 as Compared to the Three Months Ended March 31, 2008

Revenues. During the three months ended March 31, 2009, we recorded revenues of $301,062, as compared to revenue of $1,599,819 for the three months ended March 31, 2008. This decrease in revenues is due to the expiration of products registration of certain products in Russia due to which company could not make sales of those products and global slowdown.

Cost of Sales. During the three months ended March 31, 2009, we recorded cost of sales of $192,900, which constitutes 64% of the revenue. For the three months ended March 31, 2008 cost of sales was $769,569 which constitute 48% of revenue. This increase in cost of sales is due to increase in rates of inputs & decrease in other operational incomes which form parts of revenue.

General and Administrative Expenses. During the three months ended March 31, 2009, we recorded general and administrative expenses of $234,657, as compared to general and administrative expenses of $723,952 for the three months ended March 31, 2008, representing a decrease of 67.58%. This decrease in operating expenses can be primarily due to exchange rate variations and decrease in Selling, general and administrative expenses of Indian operations.

Net Income. During the three months ended March 31, 2009, we recorded net loss of $119,152, as compared to net profit of $95,507 for the three months ended March 31, 2008. The increase in loss is majorly due to the decrease in revenue and increases in cost of sales as discussed above.

Liquidity and Capital Resources

We have historically met our liquidity requirements from a variety of sources, including the sale of equity and debt securities to related parties and accredited investors. Based on our strategy and the anticipated growth in our business, we believe that our liquidity needs will increase. The amount of such increase will depend on many factors, including the costs associated with the fulfillment of our projects, whether we upgrade our technology, and the amount of inventory required for our expanding business.

Cash and Cash Equivalents. As of March 31, 2009, we had cash and cash equivalents of $103,898, as compared to cash and cash equivalents of $160,222 as of December 31, 2008.  The decrease in cash and cash equivalents was primarily attributable to accounts payable and depreciation of Indian rupee with respect to US dollar.

Net Cash Provided By Operating Activities. Net cash used by operating activities totaled $78,170 for the three months ended March 31, 2009, as compared to $579,332 being provided by operating activities for the three months ended March 31, 2008. This decrease was comprised of the increase in net loss along with the change in accounts receivable collections and accounts payable.

Net Cash Used in Investing Activities. Net cash used by investing activities totaled $23,758 during the three months ended March 31, 2009, as compared to net cash provided by investing activities of $4,350 during the three months ended March 31, 2008. This increase is mainly comprised of payment of the purchase of fixed assets.

Net Cash Provided By Financing Activities. Net cash provided by financing activities totaled $49,569 during the three months ended March 31, 2009, as compared to net cash provided by financing activities of $286,227 during the three months ended March 31, 2008.For the three months ended March 31, 2009, our cash provided by financing activities was comprised of $2,571in net repayments on borrowings and $52,140 of proceeds from the issuance of common stock, net of fees. For the three months ended March 31, 2008, our cash provided by financing activities was comprised of $2,773 in net borrowings, $289,000 of proceeds from the issuance of common stock, net of fees.

Critical Accounting Policies and Estimates

Basis for Presentation. The accompanying audited financial statements have been prepared in accordance and conformity with accounting principles generally accepted in the U.S. and should be read in conjunction with our proforma consolidated financial statements for the year ended December 31, 2007 and for the period from March 3, 2006 (inception) to December 31, 2006. The effective acquisition date for the purpose of business combination is January 1,2008 and therefore corresponding proforma consolidated financial statement for December 2007are presented for comparison purpose.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. For the purpose of reporting cash flows, we consider all highly liquid debt instruments purchased with original maturities of three months or less, and money market accounts to be cash equivalents.  The Company’s cash accounts are held in foreign bank accounts which are not insured by the FDIC. At December 31, 2008 and 2007 the Company’s cash balances, net of outstanding checks, in its foreign bank accounts were $102,995 and $1,462,888, respectively.

Accounts Receivable.  The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on management’s assessment of the credit history with the customer and current relationships with them. As of December 31, 2008 and 2007 the Company recorded a provision for doubtful accounts in the amount of $15,880 and $23,213, respectively.

Revenue Recognition. We follow the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition" ("SAB 104") for revenue recognition and we record revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) the product is delivered and installed, (3) the sales price to the customer is fixed or determinable and (4) collectability of the related customer receivable is reasonably assured. We have two methods of revenue recognition. For our construction contracts, we record revenues based upon the use of the percentage of completion method. For certain energy products that we resell to third parties, we record revenue based upon the shipment date.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each as of July 7, 2009.

Name	Age	Position
Sanjiw Kumar Singh	40	Chairman, Chief Executive Officer and President
Alan Jay Weisberg	62	Secretary and Director
Ajay Gupta	32	Chief Financial Officer
Sumir Koul	40	Chief Operating Officer
Rana Rajesh Kumar	34	Director

Executive Biographies

Dr. Sanjiw Kumar Singh -Chairman, Chief Executive Officer and President

On October 23, 2008, Dr. Sanjiw Kumar Singh was appointed as the Company’s Chairman, Chief Executive Officer and President. Prior to joining the Company, he served as Chairman and Managing Director of Protech. Mr. Sanjiw also worked in the pharmaceutical industry as a consultant to such Indian pharmaceutical companies as Ranbaxy and Dr. Reddy's Laboratories. Dr. Sanjiw Singh has a PhD in engineering.

Alan Jay Weisberg - Secretary and Director

Mr. Weisberg currently serves as a director and Secretary of the Company. He previously served as the Company’s Chief Financial Officer. Mr. Weisberg is a Certified Public Accountant and currently operates Weisberg Brause & Co. Mr. Weisberg also currently serves as chief financial officer and as a director of QuickByte Software, Inc., positions he has held from July 2008 to present. Prior to joining the Company, Mr. Weisberg served as chief financial officer and as a director of December 2006 through September 2008. He served as chief financial officer and as a director of Getting Ready Corporation, Inc. from September 2007 through September 2008. From April 1998 through December 2006, Mr. Weisberg served as chief financial officer and as a director of Orthodontix, Inc. In addition, Mr. Weisberg served as chief financial officer and as a director of Protalix Biotehrapeutics, Inc. from December 2006 through April 2007.

Mr. Ajay Gupta - Chief Financial Officer

On October 23, 2008, Mr. Gupta was appointed as the Company’s Chief Financial Officer. Prior to joining the Company, Mr. Gupta served as the General Manager of Finance and Accounts of Protech from March 2005. Prior to joining Protech, Mr. Gupta served as the Associate Manager of Finance and Accounts of Singer India Ltd.

Mr. Sumir Koul - Chief Operating Officer

Mr. Kohl was appointed as the Company’s Chief Operating Officer on October 23, 2008. Prior to joining the Company, he served as an Executive Director of Protech. He previously served as a General Director of Intercare Pharmaceuticals in Moscow, Russia.

Rana Rajesh Kumar – Director

Rana Rajesh Kumar was appointed as a director of the Company effective November 22, 2008.  Prior to joining the Company, Mr. Kumar served as a joint director of Protech from November 2004 through October 23, 2008. Prior to joining Protech, Mr. Kumar worked for Julee Exports, a subsidiary of IPC India Ltd. from August 1998 through December 2001 and at Apetka Intercare Ltd., a chain of retail pharmacy outlets in Russia from January 2002 to October 2004.

Currently, there is no arrangement, agreement or understanding between management and non-management shareholders under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs. There are no agreements or understandings for any officer or director to resign at the request of another person and none of the current officers or directors is acting on behalf of, or will act at the direction of any other person.

Board of Directors

Our Directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

Directors may receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board. Each of our directors currently receives no cash compensation for their service on the Board of Directors, but do receive a small amount of stock options.

Committees of the Board of Directors and Related Information

Audit Committee

The Company does not maintain a standing Audit Committee.  An audit committee typically reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendations and performance of independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, and internal accounting and financial control policies and procedures. All members of the Board of Directors act in the capacity of and perform the duties of an audit committee.

The Company does not have an audit committee financial expert.  The Company and its Board of Directors have experienced difficulties in identifying a suitable candidate to serve as its audit committee financial expert because of the size of the Company, the perceived additional liability to the public by prospective candidates and the excessive additional costs associated with the selection of a candidate, including director fees for the audit committee financial expert and director liability insurance.

Nominating Committee

The Company does not maintain a standing Nominating Committee and does not have a Nominating Committee charter. Due to the Company’s capital restraints and the size of its current Board of Directors, creating, constituting and administering such a committee would be excessively burdensome and costly.  As such, members of the Board of Directors generally participate in the director nomination process.

The Board of Directors will consider qualified nominees recommended by shareholders. Shareholders desiring to make such recommendations should submit such recommendations to Protech Global Holdings Corp., 3363 NE 163rd Street, Suite 706, North Miami Beach, Florida 33160, Attn: Sanjiw Kumar Singh.  The Board of Directors will evaluate candidates properly proposed by shareholders in the same manner as all other candidates.

With respect to the nominations process, the Board of Directors does not operate under a written charter, but under resolutions adopted by the Board of Directors. The Board of Directors is responsible for reviewing and interviewing qualified candidates to serve on the Board of Directors, for making recommendations for nominations to fill vacancies on the Board of Directors, and for selecting the nominees for selection by the Company’s shareholders at each annual meeting. The Board of Directors has not established specific minimum age, education, experience or skill requirements for potential directors. The Board of Directors takes into account all factors they consider appropriate in fulfilling their responsibilities to identify and recommend individuals as director nominees. Those factors may include, without limitation, the following:

•
an individual’s business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity or character;

•	the size and composition of the Board of Directors and the interaction of its members, in each case with respect to the needs of the Company and its shareholders; and
•
regarding any individual who has served as a director of the Company, his or her past preparation for, attendance at, and participation in meetings and other activities of the Board of Directors or its committees and his or her overall contributions to the Board of Directors and the Company.

The Board of Directors may use multiple sources for identifying and evaluating nominees for directors, including referrals from the Company’s current directors and management as well as input from third parties, including executive search firms retained by the Board of Directors. The Board of Directors will obtain background information about candidates, which may include information from directors’ and officers’ questionnaires and background and reference checks, and will then interview qualified candidates. The Board of Directors will then determine, based on the background information and the information obtained in the interviews, whether to recommend that a candidate be nominated to the Board of Directors.

Compensation Committee

The Company does not maintain a standing Compensation Committee

Code of Ethics Policy

We have not yet adopted a code of ethics policy because of the early stages of operations. We intend to adopt a code of ethics policy in the future.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned in respect of our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year, collectively referred to as the named executive officers, for our last three completed fiscal years.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compe nsation ($)	Total ($)
Sanjiw Kumar Singh,	2008	42,000	0	0	0	0	0	0	42,000
CEO,	2007	0	0	0	0	0	0	0	0
President and Director (1)	2006	0	0	0	0	0	0	0	0

Ajay Gupta,	2008	0	0	0	0	0	0	0	0
CFO	2007	0	0	0	0	0	0	0	0
(2)	2006	0	0	0	0	0	0	0	0

Sumir Koul	2008	0	0	0	0	0	0	0	0
COO	2007	0	0	0	0	0	0	0	0
(3)	2006	0	0	0	0	0	0	0	0

Armen Karapetyan	2008	80,000	0	0	0	0	0	0	80,000
President	2007	0	0	0	0	0	0	0	0
(4)	2006	0	0	0	0	0	0	0	0

Alan Jay Weisberg	2008	3,500	0	0	0	0	0	0	3,500
Secretary & Director	2007	0	0	0	0	0	0	0	0
(5)	2006	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0

(1)	Sanjiw Kumar Singh was appointed as our Chief Executive Officer, President and as a Director on October 23, 2008.
(2)	Ajay Gupta was appointed as our Chief Financial Officer on October 23, 2008.
(3)	Sumir Koul was appointed as our Chief Financial Officer on October 23, 2008.
(4)	Rana Rajesh Kumar was appointed as Director on October 23, 2008.
(5)	Armen Karapteyan resigned as our President effective October 23, 2008.
(6)	Alan Jay Weisberg resigned as our Chief Financial Officer effective October 23, 2008.

Employment Agreements with Executive Officers

In June 2008, the Company entered into an employment agreement with Sanjiw Kumar Singh, pursuant to which Mr. Singh agreed to serve as the Company’s Chief Executive Officer for a term of two years.  Pursuant to his employment agreement, Mr. Singh is entitled to an annual base salary of $84,000.  In addition, his employment agreement provides for an annual discretionary bonus in an amount to be determined by the board of directors of the Company.  Mr. Singh is also entitled to receive a monthly housing allowance not to exceed $1,500 per month.

Outstanding Equity Awards at Fiscal Year End

We currently do not have any equity awards outstanding as of December 31, 2008.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Comp. ($)	Non-Qual. Referred Comp. Earnings ($)	All Other Comp. ($)	Total ($)
Sanjiw Kumar Singh	29,093	—	—	—	—	—	29,093
Rana Rajesh Kumar	20,550	—	—	—	—	—	20,550

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We have not entered into any transactions in which any of our directors, executive officers, or affiliates, including any member of an immediate family, had or are to have a direct or indirect material interest.

Our board of directors has determined that none of our directors are “independent” as that term is defined by the National Association of Securities Dealers Automated Quotations (“NASDAQ”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of July 7, 2009, with respect to any person (including any “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and executive officers and all of our directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to our directors and executive officers, is based on a review of statements filed with the Securities and Exchange commission (the “Commission”) pursuant to Sections 13 (d), 13 (f), and 13 (g) of the Exchange Act with respect to our common stock. As of July 7, 2009, there were 17,902,050 shares of our common stock outstanding.

The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The table also shows the number of shares beneficially owned as of July 7, 2009 by each of our individual directors and executive officers, by our nominee directors and executive officers and by all our current directors and executive officers as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Common Stock Beneficially Owned (3)
Directors and Executive Officers:
Sanjiw Kumar Singh	2,055,700	11.48%
Ajay Gupta	0	*
Sumir Koul	0	*
Alan Jay Weisberg	150,000	*
Rana Rajesh Kumar	2,022,150	11.30%
All Executive Officers and Directors as a Group (5 persons)	4,227,850	22.78%

Beneficial owners of more than 5%
Armen Karapetyan	2,480,000	13.85%
Joseph Rached	2,500,000	13.96%
Raju Kumar Singh	2,022,150	11.30%

* Less than 1%
(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Protech Global Holdings Corp., 3363 NE 163rd Street, Suite 706, North Miami Beach, Florida 33160.
(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.

(3)
Applicable percentage ownership is based on 17,902,050 shares of common stock outstanding as of July 7, 2009, together with securities exercisable or convertible into shares of common stock within 60 days of July 7, 2009.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is currently no public trading market for our common stock.

Other than the 6,672,050 shares being registered pursuant to this prospectus, we have not agreed to register any shares of our common stock under the Securities Act for sale by stockholders. As of July 7, 2009, we had 17,902,050 shares of common stock issued and outstanding and approximately 50 stockholders of record of our common stock.

Dividend Policy

Our payment of dividends, if any, in the future rests within the discretion of the Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. However, if we enter into an agreement for debt financing in the future we may be restricted from declaring dividends.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

On January 20, 2009, the board of directors of the Company dismissed Sherb & Co., LLP (“Sherb”) as the Company’s independent registered public accounting firm.

During the fiscal year ended December 31, 2007, and any subsequent period through January 20, 2009, (i) there were no disagreements between the Company and Sherb on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Sherb would have caused Sherb to make reference to the matter in its reports on the Company's financial statements, and (ii) Sherb’s reports on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2007 and through January 20, 2009, there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-K.

On January 20, 2009, the Company provided Sherb with a copy of the disclosures it is making in response to Item 4.01 on this Form 8-K, and has requested that Sherb furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of the letter, dated January 22, 2009, was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 22, 2009.

On January 20, 2009, the Company engaged Bansal & Co. (“Bansal”) as its independent registered public accounting firm for the Company’s fiscal year ended December 31, 2008. The change in the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors on January 20, 2009.

During the year ended December 31, 2007 and any subsequent period through January 20, 2009, the Company did not consult with Bansal regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement or event identified in response to (a)(1)(iv) of Item 304 of Regulation S-K.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.  Sichenzia Ross Friedman Ference LLP has received an aggregate of 435,000 shares of the Company’s common stock issued as compensation for legal services rendered.

EXPERTS

The financial statements as of December 31, 2008 and December 31, 2007 for Protech Global Holdings Corp. included in this prospectus and elsewhere in the registration statement have been audited by Bansal & Co., Chartered Accountants, an independent registered public accountant, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock the selling stockholders are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

 We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

           You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

PROTECH GLOBAL HOLDINGS CORP.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheet as of December 31, 2008 and 2007	F-2
Consolidated Statements of Operations and Other Comprehensive Income
for the years ended December 31, 2008 and 2007	F-3
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2008 and 2007	F-4
Consolidated Statements of Cash Flows for years ended December 31, 2008 and 2007	F-5
Notes to Consolidated Financial Statements	F-7

Consolidated Balance Sheet as of March 31, 2009 (unaudited) and December 31, 2008 (audited)	F-18
Consolidated Statements of Operations for the Three Month Period ended March 31, 2009 (unaudited) and March 31, 2008 and from inception (November 20, 2006) through March 31, 2009 (unaudited)	F-19
Consolidated Statements of Cash Flows for the Three Month Period ended March 31, 2009 and from Inception to March 31, 2009 (unaudited)	F-21
Notes to Interim Consolidated Financial Statements	F-23

HEAD OFFICE : A-6, Maharani Bagh New Delhi-110065 PH. : 011 -41626470-71, FAX : 011 -41328425 e-mail -info@bansalco.com

To

Board of Directors and
Stockholders of Protech Global Holding Corporation
And Subsidiary

Report of Independent Registered Public Accounting Firm

We have audited the accompanying Consolidated Balance Sheet of Protech Global Holding Corporation and its subsidiary as of December 31, 2008 and 2007 and the related Consolidated statement of Income, Cash Flows for the year ended on December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from any material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Protech Global Holding Corporation and its subsidiary as of December 31, 2008 and 2007 and the results of operations and its cash flow for the year ended December 31, 2008. Further, these financial statements are in conformity with accounting principles generally accepted in the United States of America.

Place: New Delhi (India) Date: April, 10,2009

PROTECH GLOBAL HOLDINGS CORP. & SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	December 31,	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$160,222	$1,623,004
Accounts receivable, net	1,076,697	972,800
Prepaid assets, related party	-	100,609
Prepaid assets	238,285	274,296
Inventories, net	242,094	409,532
Notes receivable	82,452	78,283
Deferred tax asset, current	-	13,943
Total current assets	1,799,750	3,472,467

PROPERTY AND EQUIPMENT, NET	475,811	713,778

OTHER NON CURRENT ASSETS	18,933	1,165

TOTAL ASSETS	$2,294,494	$4,187,410

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,594,386	$2,927,922
Installment payable, current portion	10,825	55,752
Secured loans, current portion	136,788	609,082
Deferred tax liability, current portion	502	-
Other current liabilities	22,734	54,559
Total current liabilities	1,765,235	3,647,315

LONG-TERM LIABILITIES:
Installment payable, net of current portion	11,920	28,386
Deferred tax liability	5,943	8,666
Other non-current liabilities	10,346	9,042
Total long-term liabilities	28,209	46,094

TOTAL LIABILITIES	1,793,444	3,693,409

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.0001 par value, 20,000,000 shares authorized,
-0- shares issued and outstanding
Common stock, $.0001 par value; 300,000,000 shares authorized,
16,993,650 and 10,000,000 shares issued and outstanding at
December 31, 2008 and December 31, 2007, respectively	1,699	1,000
Additional paid-in capital	790,501	282,892
Retained earnings (deficit)	(245,151)	174,469
Accumulated other comprehensive income	(45,999)	35,640
Total stockholders’ equity	501,050	494,001

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,294,494	$4,187,410

The accompanying notes are in integral part of these consolidated financial statements.

PROTECH GLOBAL HOLDINGS CORP. & SUBSIDIARY
STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

REVENUES:
Sales	$3,169,010	$3,607,142

COST OF SALES:
Cost of sales	1,502,521	1,749,878

GROSS PROFIT	1,666,489	1,857,264

EXPENSES:
General and administrative expenses	1,688,379	1,819,685

NET OPERATING INCOME (LOSS)	(21,890)	37,579

OTHER INCOME (EXPENSE):
Interest income	3,363	-
Interest income, related party	6,624	3,283
Interest expense	(3,342)	(2,024)

INCOME (LOSS) BEFORE INCOME TAXES	(15,245)	38,838

INCOME TAX EXPENSE	152,174	59,384

NET INCOME (LOSS)	$(167,419)	$(20,546)

OTHER COMPREHENSIVE INCOME (LOSS)

FOREIGN CURRENCY
TRANSLATION ADJUSTMENT	(81,639)	30,217

NET COMPREHENSIVE INCOME (LOSS)	$(249,058)	$9,671

EARNING PER SHARE	$(0.009)	$(0.002)

The accompanying notes are in integral part of these consolidated financial statements.

PROTECH GLOBAL HOLDINGS CORP. & SUBSIDIARY
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total Stockholders’ Equity (Deficit)

Balance, December 31, 2006	5,000,000	$500	$13,392	$5,423	$195,015	$214,330

Issuance of common stock pursuant to a private placement @ $0.054 per share	5,000,000	500	269,500		-	270,000

Foreign currency translation	-	-	-	30,217	-	30,217

Net loss	-	-	-		(20,546)	(20,546)

Balance, December 31, 2007	10,000,000	1,000	282,892	35,640	174,469	494,001

Consolidation Adjustment			(13,392)		(252,201)	(265,593)

Issuance of common stock pursuant to a private placement @ $0.50 per share	613,000	61	306,439		-	306,500

Issuance of common stock for private placement fees	30,650	3	(3)		-	-

Issuance of common stock for services	250,000	25	7,875		-	7,900

Issuance of stock pursuant to merger agreement	6,100,000	610	237,290		-	237,900

Foreign currency translation	-	-	-	(81,639)	-	(81,639)

Net loss	-	-	-		(167,419)	(167,419)

Balance, December 31, 2008	16,993,650	$1,699	$821,101	$(45,999)	$(245,151)	$531,650

Financing Fee			(30600)			(30600)

Net Balance, December 31, 2008	16,993,650	$1,699	$790,501	$(45,999)	$(245,151)	$501,050

The accompanying notes are in integral part of these consolidated financial statements.

PROTECH GLOBAL HOLDINGS CORP. & SUBSIDIARY
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(167,419)	$(20,546)
Adjustments to reconcile net income to net
cash provided (used) by operating activities:
Stock issued for services	7,900	-
Deferred tax asset	11,722	(8,019)
Profit on sale of vehicle	(9,895)
Employees retirement benefit	1,304	1,046
Provision for doubtful accounts	15,880	23,213
Depreciation	76,027	80,995
Changes in current assets and liabilities:
Accounts receivables	(119,777)	1,746,090
Prepaid expenses	136,620	44,025
Inventories	167,438	149,415

Notes receivable(interest)	(4,169)	(3,283)
Current liabilities	(1,837,655)	(1,206,431)
Net cash provided (used) by operating activities	(1,722,024)	806,505

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,589)
Sale of property and equipment	22,250	(106,421)
Payment for other non current asset	(17,768)
Issuance of notes receivable	-	(75,000)
Net cash provided (used) by investing activities	(6,107)	(181,421)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings, net of repayments	(21,393)	22,231
Proceeds from issuance of common stock	306,500	270,000
Payment of financing Fee	(30,600)
Proceeds/(Repayment) from issuance of notes payable, related party	(40,000)	20,000
Net cash (used by) financing activities	214,507	312,231

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,513,624)	937,315

EFFECT OF EXCHANGE RATE CHANGES ON CASH
AND CASH EQUIVALENTS
-Foreign currency translation adjustment	(81,639)	105,048

-Decrease in PPE due to exchange rate difference	132,481
Between current year and previous year

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	$(1,462,782)	$1,042,363

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	1,623,004	580,641

CASH AND CASH EQUIVALENTS,
END OF PERIOD	$160,222	$1,623,004

PROTECH GLOBAL HOLDINGS CORP. & SUBSIDIARY
STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
1. Common stock issued for non cash consideration

For acquisition	237, 900

For expenses	7,900

CASH PAID DURING THE PERIOD FOR:

Interest	$50,609	$66,833
Taxes	$33,223	$53,914

The accompanying notes are in integral part of these consolidated financial statements.

PROTECH GLOBAL HOLDINGS CORP. & SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements are as follows:

1. Organization and Nature of Operations

SFH I Acquisition Corp. (the “Company”), a development stage company as defined in Financial Accounting Standards Board Statement No. 7, was formed in Delaware on November 20, 2006. The Company’s fiscal year end is December 31.

The Company’s primary purpose is to acquire an operating business. In this regard, the Company is a “blank check” company, which the SEC defines as “a development stage company” that has no specific business plan or purpose, or which has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and has issued ‘penny stock,’ as defined in Rule 3a 51-1 under the Securities and Exchange Act of 1934. Many states have enacted statutes, rules and regulations limiting the sale of securities of “blank check” companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in its securities; either debt or equity, until such time as the Company concludes a business combination, to the extent that occurs.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation and, to a lesser extent, that desires to employ the Company’s funds in its business. The Company’s principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business. The analysis of new business opportunities will be undertaken by or under the supervision of the officers and directors of the Company.

Merger with Protech

On Jan 1, 2008 Company decided to acquire 100 % of the outstanding common shares of Protech Biosystems Private Limited & entered into formal agreement on June 17, 2008. The results of Protech Biosystems Private Limited have been included in the consolidated financial statement. Since that date the Purchase Consideration was decided on the basis of assets and liabilities position of Protech Biosystems Private Limited as on Dec 31,2008.The Company agreed to issue the common stock to the shareholders of Protech Biosystems Private Limited in exchange for 6.1 million shares of the company common stock. The Protech Biosystems Private Limited is the company incorporated in India. The acquisition process was completed on October 23, 2008.

Protech Biosystems Pvt. Ltd. was incorporated in 1998 in New Delhi, India with a mission to cater domestic and global requirements of the market in pharmacological products. In a short span the company has gained creditability in pharmacological product segments and offered some of the most remedies for ailments to the industry. The Company have nine sections of formulations i.e. Tablets, capsules, Liquid Oral, External Liquid, Injectables, Ointments, Eye/Ear drops. Manufacturing Unit is equipped with ultra-modern and highly automated machinery to ensure lower cost of production. Manufacturing unit is also free from pollution and environmental hazards. Manufacturing more than 50 formulations,

The aggregate purchase price was $ 237,900 for which company issued 6.1 million common stock as per the share exchange agreement. The value 6.1 million common shares issued was determined based on the share purchase agreement entered with the shareholders of Protech Biosystems Private Limited.

The estimated fair value of assets acquired and liabilities assumed at date of acquisition is detailed below:
(In USD)
Cash & cash equivalents	1,462,888.25
Account Receivables	972,799.99
Prepaid assets-related parties	100,608.67
Other prepaid assets	266,795.85
Inventories	409,531.62
Deferred tax assets-current	13943.18
Property, Plant & Equipment (net)	713,777.67
Other Assets	1,164.94

Total assets Acquired (A)	3,941,509.99

Accounts Payable	2,912,786.12
Accrued expenses	6,465.41
Accrued payroll & related expenses	50,924.40
Current portion of instalment payable	13,621.72
Secured loans – current	609,082.10
Other current liabilities	1,303.35
Non current portion of instalment payable	28,386.03
Deferred tax liability-non current	8,666.20
Other non current liabilities	44,681.98

Total Liabilities Assumed (B)	3,675,917.31

Fair value of Net Assets acquired (A) – (B)	265,593

The above fair value was estimated by the management considering their book value and market price of the asset on that date. In absence of active market price of long lived assets, the book value has been considered as the fair value on the date of acquisition.

The Company has accounted the business combination as per FASB statement 141.As per this statement , if the sum of the amounts assigned to assets acquired and liabilities assumed will exceed the cost of the acquired entity (excess over cost or excess),that excess shall be allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets  except (a) financial assets other than investments accounted for by the equity method, (b) assets to be disposed of by sale, (c) deferred tax assets, (d) prepaid assets  relating to pension or other postretirement benefit plans, and (e) any other current assets. Such excess amount as calculated above on the acquisition is $ 27,693 and by this excess PPE value has been reduced.

2. Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America ("US GAAP"), to reflect the financial position, results of operations and cash flows of the Company.

3. Functional and Presentation Currency

Items included in the Financial Statement are measured using the currency of the primary economic environment in which the entity operates. Indian Rupee is the functional currency of Protech Biosystems Private Limited, India (Subsidiary) and USD is the functional & reporting currency of Protech Global holdings Corporation,USA.

4. Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, the Company’s management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods; actual results could differ from those estimates. Management's estimates for rebates, discounts and returns, future obligations under employee benefit plans, the useful life of tangible and the realization of deferred tax assets represent estimates.

5. Foreign Currency Transaction

The functional and reporting currency of the Company is USD. Monetary assets and liabilities in foreign currency are translated into the functional currency at the rate of exchange prevailing at the balance sheet date. Foreign currency transactions are converted from Indian rupees at the rates of exchange prevailing on the date of the respective transactions. The resulting exchange gains/ losses are included in the statement of Income. All foreign exchange gains and losses are recorded under "Foreign exchange (gain) / loss" in the accompanying financial statements & included with general and administrative expenses.

6. Translation of foreign currency financial statement

Foreign currency financial statement of the subsidiary for Year ending Dec 31, 2008 has been translated as per the guidance provided in SFAS 52 of FASB. As per this statement all asset & liabilities are translated using the current exchange rate on the date of the balance sheet & weighted average rate of revenue/expenses. Equity are translated at historical rate. The difference in exchange in translation is accumulated in other comprehensive income & reported in change in equity statement.

7. Change in reporting entity

During the year the company acquired 100% control of Protech Biosystems Pvt. Ltd. India and consolidated the operation of the acquired entity w.e.f. 01.01.2008 to comply with FASB Statement no. 154. The Performa consolidated financial statement has also been presented for the year 2007

8. Revenue Recognition

(a) Product sales
Revenue from sales of active pharmaceutical ingredients and formulation products is recognized when title and risk of loss of products are transferred to the customer and the following criteria are met:
• Persuasive evidence of an arrangement exists;
• The price to the buyer is fixed and determinable; and
• Collectibility of the sales price is reasonably assured.

(b) Other revenues

Other revenues include export incentives, interest and claim settlements. Revenues under claim settlement agreements are recognized in accordance with the terms of the respective settlement agreements in the period in which the claim is received. Export incentives are recognized on an accrual basis when the right to receive the incentives is established in accordance with the applicable laws. Interest is recognised on time proportion basis.

9. Income Taxes

The provision for current income tax expense is estimated by the company in accordance with the Indian income tax laws. The Company accounts for deferred income taxes under the liability method, in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis. Deferred income tax assets and liabilities are measured using enacted tax rates as on the date of the financial statements.

The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period of change. Based on management's judgment, the measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which it is more likely than not that some portion or all of such benefits will not be realized.

10. Research and development costs

Research and development costs are expensed as incurred.

11. Impairment of long-lived assets

The Company follows the guidance of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets". The company review long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under FAS 144, and impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the assets and its eventual disposition are less than the carrying value. Impairment, if any, is assessed using discounted cash flows. The Company had no such losses in 2008.

12. Fair value of financial instruments:  SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” as amended by SFAS No. 157 ‘Fair value measurement’. This statement emphasizes that the fair value is a market based measurement, not an entity specific measurement. This statement also establishes a fair value hierarchy. It requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash and cash equivalents, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. Management believes that the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable and accrued expenses approximate fair value because of the short maturity of these financial instruments. Management also believes that the carrying amounts of its notes payable and instalment loans approximate fair value.

13. Other Comprehensive Income

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes rules for the reporting of comprehensive income and its components. Comprehensive income is defined as all changes in equity from non-owner sources. For the year ending December 2008, the other comprehensive income / (loss) is $ (81639).

14. Basic and Diluted Earnings per Common Share

Basic earnings per common share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common shares outstanding plus the dilutive effects of outstanding options and warrants to acquire common shares during the period. In loss periods, dilutive common equivalent shares are excluded because the effect would be anti-dilutive. The Company had not issued any dilutive common share equivalents at December 31, 2008.

15. Recent Accounting Pronouncements

SFAS No. 159 – In February 2007, the FASB No. 154 issued Statements of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.

SFAS No. 141 (revised 2007) – In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations. This statement replaces FASB Statement No. 141 Business Combinations.  The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this Statement establishes principles and requirements for how the acquirer 1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquire, 2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and 3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently assessing the potential effect of SFAS 141 (revised 2007) on its financial statements.

SFAS No. 160 – In December 2007, the FASB issued Statement No. 160, Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require 1) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, 2) the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income, 3) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, 4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, and 5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.The statement is not relevant to the company.

SFAS No. 161 - In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.” This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

This Statement is intended to enhance the current disclosure framework in Statement 133. The Statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using derivatives.

This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is currently evaluating SFAS161 and has yet not determined its potential impact on its future results of operation or financial position.

16. Cash and cash equivalents

Cash and cash equivalents consists of cash in hand USD 352, balance with the banks in current accounts USD 1,59,870. Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

17. Account Receivables
Account receivables are stated at its realizable value. Allowances have been made for those receivables where there is uncertainty of collection. If receivable is deemed uncollectible, the company writes it off against the reserves.

Accounts receivable, net consist of the followings

	31st December 2008	31st December 2007
	USD	USD
Accounts Receivable	1,127,912	1,019,277
Less: Allowance for doubtful debts	51,215	46,477
Accounts receivable, net	1,076,697	972,800

18. Inventories, net

a) Inventories consist of raw materials, work-in-process, finished goods, and packaging materials, and are stated at cost unless the utility of goods is no longer as great as cost. In such cases, Inventory is valued at lower of cost or market. Cost is determined using the first-in-first-out methods for raw materials and packaging materials and includes the purchase price and attributable direct costs, less trade discounts but does not include Excise Duty as per Indian Excise Law which is the Tax on Manufacturing. The Company expects that substantial part of Finished Goods as on 31.12.2008 will be sold in export market.

Allowance for potentially obsolete or slow moving inventory, if any, is made on the basis of management's analysis of inventory levels, expiration dates and prevailing market conditions as part of cost of sales.

Duty Entitlement Pass Book (DEPB) is valued at the expected realisable value and has been included in inventories. At the time of sale of this inventory the proceeds will be added to the sales revenue.

b) Inventories as stated in the balance sheet as of December 31, 2008 consist of:-

	31st December 2008	31st December 2007
	USD	USD
Finished Goods	81,165	180,223
Raw Material	46,064	165,905
Packing Material	53,612	63,4404
Work in Progress	8,365	-
DEPB	52,889	-
TOTAL	242,094	409,532

19. Property, plant and equipment

a) Property, plant and equipment are stated at historical cost less accumulated depreciation. Depreciation is calculated on the written down value method over the estimated useful life of the respective assets.

The useful lives of assets have been estimated as follows:

S. No.	Asset	Estimated Useful life
1.	Buildings – Factory Buildings	28 years
2.	Buildings – Residential building	58 years
3.	Plant & Machinery	20 years
4.	Computer equipment	6 years
5.	Furniture, fixtures and office equipment	15 years
6.	Vehicles	10 years

The interest cost incurred for funding an asset during its construction period is capitalized based on the actual investment in the asset and the average cost of funds; and was nil during the year ended December 31, 2008. The capitalized interest is included in the cost of the relevant asset and is depreciated over the estimated useful life of the asset.

b) Major classes of Property Plant & Equipment balances as stated in the balance sheet are as under:
Heads	31st December 2008	31st December 2007
	USD	USD
Land	91,334	113,988
Building	143,531	196,911
Plant & Machinery	212,623	295,953
Computer Equipment	4,791	9,507
Furniture & Fixture	15,781	18,441
Vehicles	35,443	78,977
TOTAL	503,504	713,778
Consolidation Adjustment	(27,693)	-
Net	475,811	713,778

20. Other Current Assets

 Other current asset consists of following:

	31st December 2008	31st December 2007
	USD	USD

Imprest to field staff	16,606	21,110
Fixed deposits	2,322	2,898
Fixed deposits-axis bank(B.G)	4,064	-
Security Deposit	264	330
Travel Advance	11,636	-
Loan & Advances(Advances to suppliers)	86,289	35,363
Amount Recoverable In Cash Or Kind (CENVAT REFUND)	174,091	167,987
FBT	8,331	21,949
Income Tax	38,608	151,262
TDS Receivable	7,713	1,205
Others		7500
Less: Prov. For FBT	5,080	19,673
Less: Prov. For tax	90,424	115,635
Less:Prov. For uncertain Tax Liability	11,087	-
Less: Prov. For valuation allowance	5,048	-
TOTAL	238,285	274,296

21. Accounts Payable and other accrued liabilities:
Accounts payable consists of the liabilities of short maturity, management   believes that the account payables are approximate to fair value because of its short maturity.

22. Loan payable to bank: The Company had the following loan payable as on 31st December 2008.

Overdraft Facility from Deutsche Bank AG                             $136,788

One of the Director of the company has pledged his mutual fund units(investments)as securities to the bank.

23. Retirement and Other Long Term Employee benefits to the employee:-

I) Post retirement benefit plan: - For defined benefit schemes the cost of providing benefits is determined using the projected unit credit method with actuarial valuation carried out at each balance sheet date. Actuarial gains and losses are accounted for as per US GAAP corridor approach.  Benefit on normal retirement is given to employees as per the provisions of payment of gratuity Act 1972(In India) and leave compensation as per policy of the company. The defined benefit plan is non funded.

II ) Short term employee benefit : - The undiscounted amount of short term employee benefits term is expected to be paid in exchange for the services rendered by the employees is recognized during the period when the employee renders the service.

III) Defined contribution plan: - The Company makes contribution towards Provident Fund (PF), a defined contribution retirement benefit plan for qualifying employees.  The PF is operated by the regional PF Commissioner in India.  Under this scheme the company is required to contribute a specified percentage of payroll cost to the retirement benefit scheme to fund the benefit.  The amount of contribution is charged to income statement.

24. Disclosure of Defined Benefit Plan:

(A)  Change in benefit obligations

Particulars	Amount

Projected benefit obligation as at the beginning of the period (1/1/2008)	356545(USD7245)

Interest Cost	28,524 (USD 580)

Current Service cost	217,559 (USD 4421)

Actuarial Loss/ (Gain)	(93,455) (USD 1900)

Projected benefit obligation as at the end of the Period 31/12/2008	509,173 (USD 10346)

(B) Net cost for the year ended on 31/12/2008 to be charged in income statement

Particulars	Amount

Current service cost	217,559 (USD 4421)
Interest cost	28,524 (USD 580)
Actuarial Loss/ (Gain)	(93,455) (USD 1900)

Net cost to be recognized in Income statement	152,628 (USD 3101)

(C) Assumptions used in determining obligations:-

Particulars	01/01/08 to 31/12/08
Discount Rate	8.0%
Future salary increase	5.5

25. Auditors Remuneration:-

For Audit as per US GAAP:	USD	12,500

26. Related Party Transaction:

Our officers and directors are involved in other business activities and may in the future become involved in other business pursuits when opportunities present themselves. As a result of these other activities, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

(a) Notes Receivable

At December 31, 2008, the Company holds notes receivable aggregating $75,000 with a pharmaceutical company in which the Company’s President is a major shareholder. The notes bear interest at 8% per annum. Any overdue principal bears interest at 14% per annum. The notes are unsecured and mature in November 2009. The interest income associated with the notes receivable amounted to $6,624 during the year ended December 31, 2008. The Fair value of the notes as on December 31, 2008 is based on the present value of the future cash inflows from the notes.

(b) Notes Payable

During the year ended December 31, 2008, the Company had paid off notes payable aggregating $40,000. The note bears interest at 4.75% per annum. The note is payable on or before the first day upon which the Company receives proceeds from equity investments aggregating at least $250,000. Any overdue principal bears interest at 15% per annum and is payable on demand. Interest accrued at 4.75% from original issue until October 2007 after this date interest rate was increased to 15% due to the default of payment on maturity date. The interest expense associated with the notes payable amounted to $3,342 and $2,024 during the years ended December 31, 2008 and 2007, respectively.

The Company satisfied its obligations under the notes during August 2008.

(c ) Financing Fees

During the year ended December 31, 2008, the Company paid $30,600 in financing fees to a related party by means of common management.  This represented 10% of the gross equity investments received by the Company.

(d) Officer Compensation

During the year ended December 31, 2008, the Company paid $80,000 in compensation to its President.

(e) Other Payments

During the year ended December 31, 2008, made the following payments to related parties:

S. No.	NAME OF RELATED PARTY	TYPE OF RELATION	NATURE OF TRANSACTION	AMOUNT (IN USD)
1.	Sanjiw Kimar Singh	Director	Director Remuneration	29,093
2.	Rana Rajesh Kumar	Director	Director Remuneration	20,550
3.	Raju Kumar Singh	Shareholders	Rent Payment	693
4.	Uday Partap Singh	Father of Director	Rent Payment	2,771

27. Legal Exp

It includes share based payment valued at $3,900 of 100,000 shares of common stock

28. Deferred Tax: Components of deferred tax on account of temporary differences in:-

S. NO.	PARTICULRS	AMOUNT(USD)	NATURE
	Deferred Tax Liability
1.	Taxable Temporary Difference (Depreciation)	9,047	Non current
2.	Taxable Temporary Difference (Inventories)	15,867	Current
	Deferred Tax Assets
1.	Taxable Temporary Difference (Retirement obligations)	3,104	Non Current
2.	Taxable Temporary Difference (Prov. For Doubtful Debts)	15,365	Current
	Net Deferred Tax ASSET	6,445

29. Major Customer –For the year ended December 31, 2008, the company had one customer generated sales in excess of 10% of the company’s total sales. Sales to this customer totaled $2,669,820 (89% of Total Sale). At December 31, 2008, the receivable balance from this customer was $950,755 or 85% of accounts receivable.

30. Operating Segment-Company has only one operating segment as it is manufacturing and selling the pharma products.

9% of revenue is derived from Republic of India and 91% of revenue is derived from CIS countries.

31. COMMITMENT AND CONTINGENCIES

Leases
Lease rental expenses on operating leases are charged to expense over the lease term as they become payable. Rental expense for these leases is recognized on a straight-line basis over the lease term. The Company has executed a lease rent agreement with the different parties.  The approximate amount of minimum rental payments due under this lease consists of the following:

During August 2008, the Company exercised their option to enter into a three year lease of office space. The base rent for the lease over the next three years is as follows:

2009	$80,348
2010	$84,023
2011	$53,153

The amount the Company paid for its option to lease, which is $18,000, was applied against its obligations under the lease agreement.

32. Company has accounted for the expenditure of representative office in Moscow in total USD 136,459 based on the certification of accounting firm in Moscow.

33. Bank has issued a guarantee of $6096 on behalf of the company. $2032 in favor of VAT Authorities of Haryana Government, India & $4064 in favor of Pollution Control Board, India for which company has furnished fixed deposit as margin to Bank included in pre paid assets.

34. Income tax adjustment of previous years USD 40,210, it represents the short provision made for the A.Y 2006-07 and A.Y 2007-08 which has been provided for during the year.

35. Written back of the provision for uncertain tax liability:- Provision for uncertain tax liability made for the year 2006 and 2007 have been written back as uncertainty does not exists any more as per the Indian Income Tax Regulation.

36. Tax expenses including Deferred tax has been calculated as per the provisions of Indian Tax Laws and based on the profit of the Financial Year. Tax Expense also includes USD 12599 on account of uncertain Tax position to comply with the requirement of FIN.48 & SFAS 109 issued by the Financial Accounting Standard Board (FASB) USA.

37. STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock.

During January 2008, the Company increased the number of authorized common stock from 100 million to 300 million.

During March 2008, the Company issued 613,000 shares of common stock generating proceeds of $275,900 to the Company after financing fees of $30,600.

During March 2008, the Company issued 30,650 shares of common stock in payment of private placement fees.  The shares were valued at $13,795 based upon the Company’s most recent stock sale.

During April 2008, the Company issued 150,000 shares of common stock in payment of $4000 against services rendered by Mr. Alan Jay Weisberg, the Company’s secretary and director.

During October 2008, the Company issued 6,100,000 shares of common stock to shareholders of Protech Biosystems Pvt. Ltd. pursuant to the Merger Agreement.

During October 2008, the Company issued 100,000 shares of common stock to SRFF pursuant to legal fee for the Merger Agreement with Protech Biosystems Pvt. Ltd, India.

PROTECH GLOBAL HOLDINGS CORP. & SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	March 31,2009 (Unaudited)	December 31,2008
ASSETS

CURRENT ASSETS:
Cash & Cash equivalents	$103,898	$160,222
Accounts receivable, net	1,015,104	1,076,697
Prepaid assets, related party	19,320	-
Prepaid assets	159,377	238,285
Inventories, net	209,256	242,094
Notes receivables	83,928	82,452
Deferred tax asset, current	-	-
Total Current assets	1,590,883	1,799,750

PROPERTY AND EQUIPMENT, NET	460,384	475,811

OTHER NON CURRENT ASSETS	23,153	18,933

TOTAL ASSETS	$2,074,420	$2,294,494

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,432,476	$1,594,386
Installments payable, current portion	10,543	10,825
Secured loans, current portion	167,067	136,788
Deferred tax liability, current	3,769	502
Other current liabilities	25,862	22,734
Total Current liabilities	1,639,717	1,765,235

LONG TERM LIABILITIES:
Installments payable, net of current portion	8,602	11,920
Deferred tax liability	-	5,943
Other non-current liabilities	9,837	10,346
Total long-term liabilities	18,439	28,209

TOTAL LIABILITIES	1,658,156	1,793,444

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, -0-shares issued and outstanding	-	-
Common stock, $0.0001 par value, 300,000,000 shares authorized, 17,099,650 and 16,993,650 shares issued and outstanding at March 31, 2009 and December 31 2008, respectively.	1,710	1,699
Additional paid-in capital	837,130	790,501
Retained earnings (deficit)	(364,303)	(245,151)
Common stock subscribed	5,500	-
Accumulated other comprehensive income	(63,773)	(45,999)
Total stockholders' equity	416,264	501,050

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,074,420	$2,294,494

The accompanying notes are in integral part of these consolidated financial statements.

PROTECH GLOBAL HOLDINGS CORP. & SUBSIDIARY
STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended March 31,2009	For the Three Months Ended March 31,2008
	(Unaudited)	(Unaudited)

REVENUES:
Sales	$301,062	$1,599,819

COST OF SALES
Cost of sales	192,900	769,569

GROSS PROFIT	108,162	830,250

EXPENSES:
General and administrative expenses	234,657	723,952

NET OPERATING INCOME (LOSS)	(126,495)	106,298

OTHER INCOME (EXPENSES)
Interest income	5	491
Interest income, related party	1,475	1,492
Interest expenses	-	(1,517)

NET INCOME (LOSS) BEFORE INCOME TAX	(125,015)	106,764

INCOME TAX EXPENSES	(5,863)	11,257

NET INCOME (LOSS)	$(119,152)	$95,507

OTHER COMPREHENSIVE INCOME (LOSS)

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(17,774)	(3,858)

NET COMPREHENSIVE INCOME (LOSS)	$(136,926)	91,649

EARNING PER SHARE	$(0.0011)	$0.0090

The accompanying notes are in integral part of these consolidated financial statements.

PROTECH GLOBAL HOLDINGS CORP. & SUBSIDIARY
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM DECEMBER 31, 2006 TO MARCH 31, 2009

	Common Stock
	Number of Shares	Amount	Additional Paid- in Capital	Common Stock Subscribed		Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total Stockholders’ Equity (Deficit)

Balance, December 31, 2006 (Audited)	5,000,000	$500	$13,392	$-		$5,423	$195,015	$214,330
Issuance of common stock pursuant to a private placement @ $0.054 per share	5,000,000	500	269,500	-		-	-	270,000
Foreign currency translation	-	-	-	-		30,217	-	30,217
Net loss	-	-	-	-		-	(20,546)	(20,546)
Balance, December 31, 2007 (Audited)	10,000,000	1,000	282,892	-		35,640	174,469	494,001
Consolidation Adjustment			(13,392)				(252,201)	(265,593)
Issuance of common stock pursuant to a private placement @ $0.050 per share	613,000	61	275,839	-			-	275,900
Issuance of common stock for private placement fees	30,650	3	(3)	-			-	-
Issuance of common stock for services	250,000	25	7,875	-			-	7,900
Issuance of stock pursuant to merger agreement	6,100,000	610	237,290	-			-	237,900
Foreign currency translation	-	-	-	-		(81,639)	-	(81,639)
Net loss	-	-	-	-			(167,419)	(167,419)
Balance, December 31, 2008 (Audited)	16,993,650	1,699	790,501	-		(45,999)	(245,151)	501,050
Issuance of common stock pursuant to a private placement @ $0.050 per share,	106,000	11	52,989	5,500	*		-	58,500
Share issue expenses			(6,360)					(6,360)
Foreign currency translation						(17,774)		(17,774)
Net loss	-	-	-	-			(119,152)	(119,152)
Balance, March 31, 2009 (Unaudited)	17,099,650	$1,710	$837,130	$5,500		$(63,773)	$(364,303)	$416,264
* During March 2009, the Company received $5,500 for a common stock subscription of 11,000 shares of common stock.  At March 31, 2009, the money was in escrow and the shares had not been issued.

The accompanying notes are in integral part of these consolidated financial statements

PROTECH GLOBAL HOLDINGS CORP. & SUBSIDIARY
STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,2009	For the Three Months Ended March 31,2008
	(Unaudited)	(Unaudited)

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(119,152)	$95,508
Adjustment to reconcile net income to net cash
provided (used) by operating activities
Stock issued for services	-	-
Deferred tax	(6,864)	(18,146)
Employee retirement benefit	-	(1,252)
Provision for doubtful accounts	-	60,297
Depreciation	14,068	21,561
Changes in current assets and liabilities
Accounts receivables	8,918	(1,061,016)
Prepaid expenses	49,827	109,576
Inventories	21,683	81,618
Notes receivable (interest)	(1,475)	966
Current liabilities	(45,175)	131,556
Net cash provided (used) by operating activities	(78,170)	(579,332)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(23,758)	(4,350)
Net cash provided (used) by investing activities	(23,758)	(4,350)

CASH FLOW FROM FINANCING ACTIVITIES:
Borrowings, net of repayments	(2,571)	(2,773)
Proceeds from issuance of common stock	58,500	306,500
Payment of share issue expenses	(6,360)	(17,500)
Net cash provided (used) by financing activities	49,569	286,227

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(52,359)	(297,455)

EFFECTS OF EXCHANGE RATES CHANGES IN CASH AND CASH EQUIVALENTS
Foreign currency translation adjustment	(3,965)	(15,172)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(56,324)	$(312,627)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	160,222	1,623,004

CASH AND CASH EQUIVALENTS, END OF PERIOD	$103,898	$1,310,377

The accompanying notes are in integral part of these consolidated financial statements

PROTECH GLOBAL HOLDINGS CORP. & SUBSIDIARY
STATEMENTS OF CASH FLOWS (CONTINUED)

	March 31, 2009	March31, 2008

CASH PAID DURING THE PERIOD FOR:

Interest	$4,943	$17,024
Taxes	$8,694	$9,382

NET CASH FLOW PER SHARE:	$(0.0005)	$(0.0294)

The accompanying notes are in integral part of these consolidated financial statements.

PROTECH GLOBAL HOLDINGS CORP. & SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009
(UNAUDITED)

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements are as follows for the three months ended March 31, 2009

1. Organization and Nature of Operations

SFH I Acquisition Corp. (the “Company”), a development stage company as defined in Financial Accounting Standards Board Statement No. 7, was formed in Delaware on November 20, 2006. The Company’s fiscal year end is December 31.

The Company’s primary purpose is to acquire an operating business. In this regard, the Company is a “blank check” company, which the SEC defines as “a development stage company” that has no specific business plan or purpose, or which has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and has issued ‘penny stock,’ as defined in Rule 3a 51-1 under the Securities and Exchange Act of 1934. Many states have enacted statutes, rules and regulations limiting the sale of securities of “blank check” companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in its securities; either debt or equity, until such time as the Company concludes a business combination, to the extent that occurs.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation and, to a lesser extent, that desires to employ the Company’s funds in its business. The Company’s principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business. The analysis of new business opportunities will be undertaken by or under the supervision of the officers and directors of the Company.

Merger with Protech

On Jan 1, 2008 Company decided to acquire 100 % of the outstanding common shares of Protech Biosystems Private Limited & entered into formal agreement on June 17, 2008. The results of Protech Biosystems Private Limited have been included in the consolidated financial statement. Since that date the Purchase Consideration was decided on the basis of assets and liabilities position of Protech Biosystems Private Limited as on Dec 31,2008.The Company agreed to issue the common stock to the shareholders of Protech Biosystems Private Limited in exchange for 6.1 million shares of the company common stock. The Protech Biosystems Private Limited is the company incorporated in India. The acquisition process was completed on October 23, 2008.

Protech Biosystems Pvt. Ltd. was incorporated in 1998 in New Delhi, India with a mission to cater domestic and global requirements of the market in pharmacological products. In a short span the company has gained creditability in pharmacological product segments and offered some of the most remedies for ailments to the industry. The Company have nine sections of formulations i.e. Tablets, capsules, Liquid Oral, External Liquid, Injectables, Ointments, Eye/Ear drops. Manufacturing Unit is equipped with ultra-modern and highly automated machinery to ensure lower cost of production. Manufacturing unit is also free from pollution and environmental hazards. Manufacturing more than 50 formulations,

The aggregate purchase price was $ 237,900 for which company issued 6.1 million common stock as per the share exchange agreement. The value 6.1 million common shares issued was determined based on the share purchase agreement entered with the shareholders of Protech Biosystems Private Limited.

The estimated fair value of assets acquired and liabilities assumed at date of acquisition is detailed below:

(In USD)
Cash & cash equivalents	1,462,888.25
Account Receivables	972,799.99
Prepaid assets-related parties	100,608.67
Other prepaid assets	266,795.85
Inventories	409,531.62
Deferred tax assets-current	13943.18
Property, Plant & Equipment (net)	713,777.67
Other Assets	1,164.94

Total assets Acquired (A)	3,941,509.99

Accounts Payable	2,912,786.12
Accrued expenses	6,465.41
Accrued payroll & related expenses	50,924.40
Current portion of instalment payable	13,621.72
Secured loans – current	609,082.10
Other current liabilities	1,303.35
Non current portion of instalment payable	28,386.03
Deferred tax liability-non current	8,666.20
Other non current liabilities	44,681.98

Total Liabilities Assumed (B)	3,675,917.31

Fair value of Net Assets acquired (A) – (B)	265,593

The above fair value was estimated by the management considering their book value and market price of the asset on that date. In absence of active market price of long lived assets, the book value has been considered as the fair value on the date of acquisition.

The Company has accounted the business combination as per FASB statement 141.As per this statement , if the sum of the amounts assigned to assets acquired and liabilities assumed will exceed the cost of the acquired entity (excess over cost or excess),that excess shall be allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets  except (a) financial assets other than investments accounted for by the equity method, (b) assets to be disposed of by sale, (c) deferred tax assets, (d) prepaid assets  relating to pension or other postretirement benefit plans, and (e) any other current assets. Such excess amount as calculated above on the acquisition is $ 27,693 and by this excess PPE value has been reduced.

2. Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America ("US GAAP"), to reflect the financial position, results of operations and cash flows of the Company.

3. Functional and Presentation Currency

Items included in the Financial Statement are measured using the currency of the primary economic environment in which the entity operates. Indian Rupee is the functional currency of Protech Biosystems Private Limited, India (Subsidiary) and USD is the functional & reporting currency of Protech Global holdings Corporation,USA.

4. Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, the Company’s management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods; actual results could differ from those estimates. Management's estimates for rebates, discounts and returns, future obligations under employee benefit plans, the useful life of tangible and the realization of deferred tax assets represent estimates.

5. Foreign Currency Transaction

The functional and reporting currency of the Company is USD. Monetary assets and liabilities in foreign currency are translated into the functional currency at the rate of exchange prevailing at the balance sheet date. Foreign currency transactions are converted from Indian rupees at the rates of exchange prevailing on the date of the respective transactions. The resulting exchange gains/ losses are included in the statement of Income. All foreign exchange gains and losses are recorded under "Foreign exchange (gain) / loss" in the accompanying financial statements & included with general and administrative expenses.

6. Translation of foreign currency financial statement

Foreign currency financial statement of the subsidiary for quarter ending Mar 31, 2009 has been translated as per the guidance provided in SFAS 52 of FASB. As per this statement all asset & liabilities are translated using the current exchange rate on the date of the balance sheet & weighted average rate of revenue/expenses. Equity are translated at historical rate. The difference in exchange in translation is accumulated in other comprehensive income & reported in change in equity statement.

7. Cash Flow in foreign currency

Company’s substantial cash flow is in INR, which is the functional currency of its Indian subsidiary “Protech Biosystems Pvt. Ltd.”. The statement of cash flow has been translated in USD from functional currency of Indian subsidiary by applying appropriate exchange rate so that resultant cash flow is the same as if the rates at the dates of cash flow is used. In compliance with the requirement of SFAS 95, these cash flows have been aggregated with the cash flow of holding company, functional currency of which is USD

8. Revenue Recognition

(a) Product sales
Revenue from sales of active pharmaceutical ingredients and formulation products is recognized when title and risk of loss of products are transferred to the customer and the following criteria are met:
• Persuasive evidence of an arrangement exists;
• The price to the buyer is fixed and determinable; and
• Collectibility of the sales price is reasonably assured.

(b) Other revenues

Other revenues include export incentives, interest and claim settlements. Revenues under claim settlement agreements are recognized in accordance with the terms of the respective settlement agreements in the period in which the claim is received. Export incentives are recognized on an accrual basis when the right to receive the incentives is established in accordance with the applicable laws. Interest is recognised on time proportion basis.

9. Income Taxes

The provision for current income tax expense is estimated by the company in accordance with the Indian income tax laws. The Company accounts for deferred income taxes under the liability method, in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis. Deferred income tax assets and liabilities are measured using enacted tax rates as on the date of the financial statements.

The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period of change. Based on management's judgment, the measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which it is more likely than not that some portion or all of such benefits will not be realized.

10. Research and development costs

Research and development costs are expensed as incurred.

11. Impairment of long-lived assets

The Company follows the guidance of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets". The company review long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under FAS 144, and impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the assets and its eventual disposition are less than the carrying value. Impairment, if any, is assessed using discounted cash flows. The Company had no such losses in the quarter ending Mar 31, 2009.

12. Fair value of financial instruments:  SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” as amended by SFAS No. 157 ‘Fair value measurement’. This statement emphasizes that the fair value is a market based measurement, not an entity specific measurement. This statement also establishes a fair value hierarchy. It requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash and cash equivalents, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. Management believes that the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable and accrued expenses approximate fair value because of the short maturity of these financial instruments. Management also believes that the carrying amounts of its notes payable and installment loans approximate fair value.

13. Other Comprehensive Income

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes rules for the reporting of comprehensive income and its components. Comprehensive income is defined as all changes in equity from non-owner sources. For the quarter ending March 31, 2009, the other comprehensive income / (loss) is $ (17,809).

14. Basic and Diluted Earnings per Common Share

Basic earnings per common share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common shares outstanding plus the dilutive effects of outstanding options and warrants to acquire common shares during the period. In loss periods, dilutive common equivalent shares are excluded because the effect would be anti-dilutive. The Company had not issued any dilutive common share equivalents at March 31, 2009.

15. Recent Accounting Pronouncements

SFAS No. 159 – In February 2007, the FASB No. 154 issued Statements of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.

SFAS No. 141 (revised 2007) – In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations. This statement replaces FASB Statement No. 141 Business Combinations.  The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this Statement establishes principles and requirements for how the acquirer 1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquire, 2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and 3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently assessing the potential effect of SFAS 141 (revised 2007) on its financial statements.

SFAS No. 160 – In December 2007, the FASB issued Statement No. 160, Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require 1) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, 2) the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income, 3) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, 4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, and 5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.The statement is not relevant to the company.

SFAS No. 161 - In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.” This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

This Statement is intended to enhance the current disclosure framework in Statement 133. The Statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using derivatives.

This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is currently evaluating SFAS161 and has yet not determined its potential impact on its future results of operation or financial position.

16. Cash and cash equivalents

Cash and cash equivalents consists of cash in hand USD 129, balance with the banks in current accounts USD 1,03,269. Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

17. Account Receivables
Account receivables are stated at its realizable value. Allowances have been made for those receivables where there is uncertainty of collection. If receivable is deemed uncollectible, the company writes it off against the reserves.

Accounts receivable, net consist of the followings

	31st March 2009	31st December 2008
	USD	USD
Accounts Receivable	1,063,799	1,127,912
Less: Allowance for doubtful debts	48,695	51,215
Accounts receivable, net	1,015,104	1,076,697

18. Inventories, net

a) Inventories consist of raw materials, work-in-process, finished goods, and packaging materials, and are stated at cost unless the utility of goods is no longer as great as cost. In such cases, Inventory is valued at lower of cost or market. Cost is determined using the first-in-first-out methods for raw materials and packaging materials and includes the purchase price and attributable direct costs, less trade discounts but does not include Excise Duty as per Indian Excise Law which is the Tax on Manufacturing. The Company expects that substantial part of Finished Goods as on 31.12.2008 will be sold in export market.

Allowance for potentially obsolete or slow moving inventory, if any, is made on the basis of management's analysis of inventory levels, expiration dates and prevailing market conditions as part of cost of sales.

Duty Entitlement Pass Book (DEPB) is valued at the expected realizable value and has been included in inventories. At the time of sale of this inventory the proceeds will be added to the sales revenue.

b) Inventories as stated in the balance sheet as of March 31, 2009 consist of:-

	31st March 2009	31st December 2008
	USD	USD
Finished Goods	27,305	81,165
Raw Material	47,300	46,064
Packing Material	42,895	53,612
Work in Progress	30,382	8,365
DEPB	61,374	52,889
TOTAL	209,256	242,094

19. Property, plant and equipment

a) Property, plant and equipment are stated at historical cost less accumulated depreciation. Depreciation is calculated on the written down value method over the estimated useful life of the respective assets.

The useful lives of assets have been estimated as follows:
S. No.	Asset	Estimated Useful life
1.	Buildings– Factory Buildings	28 years
2.	Buildings– Residential building	58 years
3.	Plant & Machinery	20 years
4.	Computer equipment	6 years
5.	Furniture, fixtures and office equipment	15 years
6.	Vehicles	10 years

The interest cost incurred for funding an asset during its construction period is capitalized based on the actual investment in the asset and the average cost of funds; and was nil during the year ended March 31, 2009 The capitalized interest is included in the cost of the relevant asset and is depreciated over the estimated useful life of the asset.

b) Major classes of Property Plant & Equipment balances as stated in the balance sheet are as under:
Heads	31st March 2009	31st December 2008
	USD	USD
Land	86,840	91,334
Building	133,395	143,531
Plant & Machinery	217,780	212,623
Computer Equipment	4,180	4,791
Furniture & Fixture	14,335	15,781
Vehicles	31,548	35,443
TOTAL	488,077	503,504
Consolidation Adjustment	(27,693)	(27,693)
Net	460,384	475,811

20. Other Current Assets

 Other current asset consists of following:
	31st March 2009	31st December 2008
	USD	USD
Imprest to field staff	10,619	16,606
Fixed deposits	2,398	2,322
Fixed deposits-axis bank(B.G)	5,970	4,064
Security Deposit	367	264
Travel Advance	5,092	11,636
Loan & Advances(Advances to suppliers)	14,270	86,289
Amount Recoverable In Cash Or Kind (CENVAT REFUND)	149,399	174,091
Other prepaid exp.	11,301	-
FBT	8,887	8,331
Income Tax	44,436	38,608
TDS Receivable	8,950	7,713
Less: Prov. For FBT	5,796	5,080
Less: Prov. For tax	85,974	90,424
Less:Prov. For uncertain Tax Liability	10,542	11,087
Less: Prov. For valuation allowance	-	5,048
TOTAL	159,377	238,285

21. Accounts Payable and other accrued liabilities:
Accounts payable consists of the liabilities of short maturity, management believes that the account payables are approximate to fair value because of its short maturity.

22. Loan payable to bank: The Company had the following loan payable as on 31st March 2009.

Overdraft Facility from Deutsche Bank AG	$167,067

One of the directors of the company has pledged his mutual fund units (investments) as securities to the bank.

23. Retirement and Other Long Term Employee benefits to the employee:-

I) Post retirement benefit plan: - For defined benefit schemes the cost of providing benefits is determined using the projected unit credit method with actuarial valuation carried out at each balance sheet date. Actuarial gains and losses are accounted for as per US GAAP corridor approach.  Benefit on normal retirement is given to employees as per the provisions of payment of gratuity Act 1972(In India) and leave compensation as per policy of the company. The defined benefit plan is non funded.

II ) Short term employee benefit : - The undiscounted amount of short term employee benefits term is expected to be paid in exchange for the services rendered by the employees is recognized during the period when the employee renders the service.

III) Defined contribution plan: - The Company makes contribution towards Provident Fund (PF), a defined contribution retirement benefit plan for qualifying employees.  The PF is operated by the regional PF Commissioner in India.  Under this scheme the company is required to contribute a specified percentage of payroll cost to the retirement benefit scheme to fund the benefit.  The amount of contribution is charged to income statement.

24. Disclosure of Defined Benefit Plan:

(A)  Change in benefit obligations

Particulars	Amount

Projected benefit obligation as at the end of the period (31/3/2009)	USD10346

(B) Net cost for the three months ended on 31/03/2009 is to be charged in income statement. However amount of three months will not be material

25. Auditors Remuneration:-

For Audit as per US GAAP:	USD 3,650

26. Related Party Transaction:

Our officers and directors are involved in other business activities and may in the future become involved in other business pursuits when opportunities present themselves. As a result of these other activities, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

(a) Notes Receivable

At March 31, 2009, the Company holds notes receivable aggregating $75,000 with a pharmaceutical company in which the Company’s President is a major shareholder. The notes bear interest at 8% per annum. Any overdue principal bears interest at 14% per annum. The notes are unsecured and mature in November 2009. The interest income associated with the notes receivable amounted to $1,475 during the three months ended March 31, 2009. The Fair value of the notes as on March 31, 2009 is based on the present value of the future cash inflows from the notes.

(c) Financing Fees

During the three months ended March 31, 2009, the Company paid $6,360 in financing fees to a related party by means of common management.

(d) Officer Compensation

During the three months ended March 31, 2009, the Company paid $20,248 in compensation to its President.

(e) Other Payments

During the three months ended March 31, 2009, made the following payments to related parties:

S. No.	NAME OF RELATED PARTY	TYPE OF RELATION	NATURE OF TRANSACTION	AMOUNT (IN USD)
1.	Sanjiw Kimar Singh	Director	Director Remuneration	6,376
2.	Rana Rajesh Kumar	Director	Director Remuneration	4,637
3.	Uday Partap Singh	Father of Director	Rent Payment	580

27. Deferred Tax: Components of deferred tax on account of temporary differences in:-

S. NO.	PARTICULRS	AMOUNT(USD)	NATURE
	Deferred Tax Liability
1.	Taxable Temporary Difference (Inventories)	18,377	Current
	Deferred Tax Assets
1.	Taxable Temporary Difference (Retirement obligations)	2,951	Non Current
2.	Taxable Temporary Difference (Prov. For Doubtful Debts)	14,608	Current
3.	Taxable Temporary Difference (Depreciation)	1,314	Non Current
	Net Deferred Tax ASSET	496

28. Major Customer –For the three months March 31, 2009, the company had one customer generated sales in excess of 10% of the company’s total sales. Sales to this customer totaled $242,835 (91% of Total Sale). At March 31, 2009, the receivable balance from this customer was $903,300 or 89% of accounts receivable.

29. Operating Segment-Company has only one operating segment as it is manufacturing and selling the pharma products.

16% of revenue is derived from Republic of India and 84% of revenue is derived from CIS countries.

30. COMMITMENT AND CONTINGENCIES

Leases
Lease rental expenses on operating leases are charged to expense over the lease term as they become payable. Rental expense for these leases is recognized on a straight-line basis over the lease term. The Company has executed a lease rent agreement with the different parties.  The approximate amount of minimum rental payments due under this lease consists of the following:

During August 2008, the Company exercised their option to enter into a three year lease of office space. The base rent for the lease over the next three years is as follows:

2009	$80348
2010	$84023
2011	$53,153

The amount the Company paid for its option to lease, which is $18,000, was applied against its obligations under the lease agreement.

31. Company has accounted for the expenditure of representative office in Moscow in total USD 37,919 based on the certification of accounting firm in Moscow.

32. Bank has issued a guarantee of $5796 on behalf of the company. $1932 in favor of VAT Authorities of Haryana Government, India & $3864 in favor of Pollution Control Board, India for which company has furnished fixed deposit as margin to Bank included in pre paid assets.

33. STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock.

During March 2009, the Company issued 106,000 shares of common stock which generating proceeds of $46,640 to the Company after financing fees of $6,360.

During March 2009, the Company received $5,500 for a common stock subscription of 11,000 shares of common stock.  At March 31, 2009, the money was in escrow and the shares had not been issued.

34. SUBSEQUENT EVENT

During April 2009, the Company received $35,000 for a common stock subscription of 70,000 shares of common stock

6,672,050 Shares

Common Stock

PROSPECTUS

July __, 2009

Dealer Prospectus Delivery Obligation

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$185.59
Legal fees and expenses	$60,000.00	*
Accounting fees and expenses	$15,000.00	*
Total	$75,185.59

* Estimated

The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During March 2008, the Company issued 613,000 shares of common stock which generating proceeds of $275,900 to the Company after financing fees of $30,600.

During March 2008, the Company issued 30,650 shares of common stock in payment of private placement fees.  The shares were valued at $13,795 based upon the Company’s most recent stock sale.

During April 2008, the Company issued 150,000 shares of common stock in payment of $4,000 against services rendered by Mr. Alan Jay Weisberg, the Company’s secretary and director.

During October 2008, the Company issued 6,100,000 shares of common stock to shareholders of Protech Biosystems Pvt. Ltd. pursuant to the Merger Agreement.

During October 2008, the Company issued 100,000 shares of common stock in payment of services rendered by Sichenzia Ross Friedman Ference LLP. The shares were valued at $3,900 based upon the merger agreement with Protech Biosystems Pvt. Ltd.

During the three months ended March 31, 2009, we issued and sold 106,000 shares of common stock for gross proceeds of $53,000.

During April 2009, we issued and sold 70,000 shares of common stock for gross proceeds of $35,000.

During May 2009, we issued and sold 120,000 shares of common stock for gross proceeds of $60,000.  In addition, we issued an aggregate of 661,400 to consultants of the Company as payment for services rendered.

During June 2009, we issued 100,000 shares of common stock as payment for services rendered.

The foregoing securities were issued in reliance upon the exemption provided by Section 4(2) under the Securities Act of 1933 and the rules promulgated thereunder .

ITEM 16. EXHIBITS.
Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation dated November 20, 2006 (incorporated by reference to the Registrant’s registration statement on Form 10-SB filed with the SEC on May 11, 2007)
3.2	By-Laws adopted November 20, 2006 (incorporated by reference to the Registrant’s registration statement on Form 10-SB filed with the SEC on May 11, 2007)
3.3	Certificate of Ownership dated November 18, 2008 (incorporated by reference to the Registrant’s Current Report on 8-K filed with the SEC on November 24, 2008)
5.1	Legal Opinion of Sichenzia Ross Friedman Ference LLP
10.1
Share Exchange Agreement by and amongst SFH I Acquisition Corp., Sanjiw Kumar Singh, Raju Kumar Singh, Raju Kumar Singh, Rana Rajesh Kumar and Protech Biosystems Pvt. Ltd.
(incorporated by reference to the Registrant’s Current Report on 8-K filed with the SEC on October 29, 2008)

10.2	Share holders’ Agreement (incorporated by reference to the Registrant’s Current Report on 8-K filed with the SEC on October 29, 2008)
10.3	Employment Agreement of Sanjiw Kumar Singh(incorporated by reference to the Registrant’s Current Report on 8-K filed with the SEC on October 29, 2008)
10.4	Form of Subscription Agreement dated November 2008
23.1	Consent of Sichenzia Ross Friedman LLP
23.2	Consent of Bansal & Co., Chartered Accountants

ITEM 17. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to  Rule 424  ;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, on June __, 2009.

PROTECH GLOBAL HOLDINGS CORP.

/s/ Sanjiw Kumar Singh
July 7, 2009	Sanjiw Kumar Singh
Chairman, Chief Executive Officer, President and Director

July 7, 2009	/s/ Ajay Gupta
Ajay Gupta
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sanjiw Kumar Singh his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Sanjiw Kumar Singh
Sanjiw Kumar Singh	Chairman, Chief Executive Officer, President and Director	July 7, 2009

/s/ Alan Jay Weisberg
Alan Jay Weisberg	Secretary and Director	July 7, 2009

/s/ Rana Rajesh Kumar
Rana Rajesh Kumar	Director	July 7, 2009